Exhibit 2.1

AGREEMENT OF MERGER AND REORGANIZATION

STEEL DYNAMICS, INC.,

RS ACQUISITION CORPORATION

AND

ROANOKE ELECTRIC STEEL CORPORATION

OCTOBER 17, 2005

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(continued)

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(continued)

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AGREEMENT OF MERGER AND REORGANIZATION

This Agreement of Merger and Reorganization (“Agreement”) is made and entered into effective as of October 17, 2005, by and among Steel Dynamics, Inc., an Indiana corporation (“Parent”), RS Acquisition Corporation, an Indiana corporation and a direct wholly owned subsidiary of Parent (“Merger Subsidiary”), and Roanoke Electric Steel Corporation, a Virginia corporation (“Company” and collectively, with Parent and Merger Subsidiary, the “parties”).

This Agreement is made and entered into under the following circumstances:

(a)	The boards of directors of Parent, Company, and Merger Subsidiary believe it is in the best interests of their respective corporations and their stockholders that Company and Merger Subsidiary engage in a business combination through the statutory merger of Company with and into the Merger Subsidiary (“Merger”), in order to advance the long-term strategic business interests of the Company and Parent.

(b)	The board of directors of the Company (i) determined that this Agreement, the Merger, the Plan of Merger and the transactions contemplated herein and therein (the “Transactions”) are advisable, fair to and in the best interests of the Company and the Company stockholders, (ii) approved and adopted this Agreement, the Merger, the Plan of Merger and the Transactions, and (iii) recommended approval and adoption of this Agreement, the Merger, the Plan of Merger and the Transactions, by the Company stockholders.

(c)	The boards of directors of Parent, and Merger Subsidiary have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement.

(d)	As a result of the Merger, each Company Share, as defined in Section 2.1(a), issued and outstanding immediately prior to the Effective Time, as defined in Section 1.3, other than shares owned or held directly or indirectly by Parent or by Merger Subsidiary or directly or indirectly by the Company, will be converted into the right to receive the Merger Consideration described in Section 2.1(a).

(e)	For federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of §368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder.

(f)	As a condition to, and simultaneously with, the execution of this Agreement, (1) two members of the senior management of the Company are entering into new employment agreements with the Parent and (2) four members of the senior management of the Company are entering into amendments to employment continuity agreements with the Company, amending certain provisions of the employment continuity agreements and waiving certain rights.

NOW THEREFORE, in mutual consideration of the promises contained herein, the parties agree as follows:

Article 1. The Merger

1.1 The Merger. Upon the terms of this Agreement, subject to the conditions set forth in Article 7 and the termination rights set forth in Article 8, and in accordance with the Virginia Stock Corporation Act (“VSCA”) and the Indiana Business Corporation Law (“IBCL”), Company shall be merged with and into Merger Subsidiary at the Effective Time. Upon consummation of the Merger, the separate corporate existence of Company shall cease and Merger Subsidiary shall continue as the surviving corporation (“Surviving Corporation”).

1.2 Closing. The closing of the Merger and the transaction contemplated by this Agreement (“Closing”) will take place on the first Business Day or as promptly as practicable after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the fulfillment or waiver of those conditions) set forth in Article 7, unless this Agreement has been previously terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties (the actual time and date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the Chicago offices of McDermott Will & Emery, unless another place is agreed to in writing by the parties.

1.3 Effective Time. At the Closing, the parties shall file articles of merger (“Articles of Merger”), and all other documents and plans, in such form as is required by and executed in accordance with the respective relevant provisions of the VSCA and the IBCL. The Merger shall become effective at the time and date set forth in the Articles of Merger filed with the State Corporation Commission of Virginia and the Secretary of State of the State of Indiana (the date and time the Merger becomes effective being the “Effective Time”).

1.4 Effect of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the VSCA and the IBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.

1.5 Articles of Incorporation. At the Effective Time, the articles of incorporation of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation.

1.6 Bylaws. At the Effective Time, the bylaws of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

1.7 Directors and Officers of Surviving Corporation. The directors of Merger Subsidiary as of the Effective Time shall serve as directors of the Surviving Corporation. The officers of Merger Subsidiary as of the Effective Time shall serve as the officers of the Surviving Corporation.

Article 2. Effect on Capital Stock of the Corporations; Exchange of Certificates

2.1 Conversion of Capital Stock of the Company.

(a)	At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company’s no par value common stock (“Company Shares”) outstanding immediately prior to the Effective Time, including those Company Shares subject to restricted stock awards that become non-forfeitable and fully transferable by virtue of the transactions contemplated hereunder (“Restricted Company Shares”), (other than Company Shares owned or held directly or indirectly by Parent or by Merger Subsidiary or directly or indirectly by the Company, all of which shall be canceled as provided in Section 2.1(d)), shall be converted into the right to receive:

(i)	0.400 shares of Parent’s common stock (“Parent Common Stock”), par value $0.01 per share (the “Per Share Stock Consideration”), and

(ii)	$9.75 in cash, without interest (the “Per Share Cash Consideration” and, together with the “Per Share Stock Consideration,” the “Merger Consideration”), together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.7.

(b)	The nature and amount of the Merger Consideration is fixed and will not be adjusted for changes in the market value of Parent Common Stock or of the Company Shares.

(c)	Each issued and outstanding Company Share (other than shares to be cancelled in accordance with Section 2.1(d)), hereof shall be converted automatically into the right to receive the Merger Consideration. From and after the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Company Share, whether held as book-entry or by a certificate representing any such Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with the terms hereof.

(d)	Each Company Share owned by Parent, Merger Subsidiary or any other wholly-owned subsidiary of Parent, or held by the Company, directly or indirectly, at the Effective Time shall, by virtue of the Merger, cease to be outstanding, shall be canceled and retired, and no Merger Consideration, cash or other consideration shall be delivered in exchange therefor.

(e)	Each share of the common stock, par value $0.01 per share, of Merger Subsidiary outstanding immediately prior to the Effective Time shall remain outstanding and unchanged following the Effective Time as shares of the Surviving Corporation.

2.2 Company Stock Options and Other Equity-Based Awards.

(a)	Each unexercised option to purchase Company Shares (“Company Stock Options”) granted pursuant to any stock option plans or other equity-related compensation plans of the Company described in Section 3.5(a) (“Company Stock Option Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire Company Shares and shall be converted, at the Effective Time, into an option to acquire shares of Parent Common Stock, on the same terms and conditions as were applicable under each particular Company Stock Option and in accordance with any changes to such terms required pursuant to the terms of the Company Stock Option or the Company Stock Option Plans by reason of this Agreement or the transactions contemplated hereby, or as required pursuant to Section 2.2(e) below. The number of shares of Parent Common Stock subject to each converted Company Stock Option shall be determined by multiplying the number of Company Shares subject to such Company Stock Option immediately prior to the Effective Time by 0.7389 (the “Exchange Ratio”), rounded, if necessary, to the nearest whole share of Parent Common Stock, and such converted Company Stock Option shall have an exercise price per share (rounded to the nearest whole cent) equal to the per share exercise price specified in such Company Stock Option divided by the Exchange Ratio; provided, however, that (1) in the case of any Company Stock Option to which Section 421 of the Internal Revenue Code of 1986, as amended (the “Code”) applies by reason of its qualification under Section 422 of the Code, or (2) to the extent required under Section 409A of the Code and applicable Treasury Department guidance thereunder to prevent the converted Company Stock Option from being treated as the grant of a new stock option, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code and, as applicable, the requirements of Section 409A of the Code. On or prior to the Effective Time, the Company will take all necessary actions for the adjustment of Company Stock Options pursuant to this Section 2.2(a), including, but not limited to, precluding the holder of each Company Stock Option from receiving any cash payments in respect of such Company Stock Options in connection with the Merger.

(b)	At the Effective Time, Parent shall assume each Company Stock Option Plan and each Company Stock Option in accordance with the terms of the Company Stock Option Plan under which it was issued and the stock option agreement by which it is evidenced. As soon as practicable after the Effective Time, but no later than two (2) Business Days, after the

Effective Time, Parent shall deliver to the holders of Company Stock Options written notices confirming each such holders’ rights pursuant to the Company Stock Option Plans and the number of shares of Parent Common Stock to which each holder is entitled and the exercise price thereof, but in all other respects the agreements evidencing the grants of such Company Stock Options and the remaining terms and conditions shall continue in effect on the same terms and conditions as existed prior to the Effective Time and in accordance with any changes to such terms required pursuant to the terms of the Company Stock Option or the Company Stock Option Plans by reason of this Agreement or the transactions contemplated hereby, or as required pursuant to Section 2.2(d) below.

(c)	Prior to the Closing, (i) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options, and (ii) the Company shall take all corporate action, if any, necessary for the Company to (A) have its transfer agent record that all Restricted Company Shares are non-forfeitable and fully transferable at the Effective Time and (B) provide for full vesting and payment at the Effective Time of lump sum cash payments to the holders of performance grants issued under the Company’s 2005 Stock Incentive Plan (the “2005 Plan”) set forth in Section 3.5(b) of the Company Disclosure Schedule, as required by the terms of such performance grants. Promptly after the Effective Time, but no later than two (2) Business Days after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to such Company Stock Options, and Parent shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Stock Options remain outstanding or for so long as such registration statement is required with respect thereto. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), where applicable, Parent shall administer the Company Stock Option Plans in a manner consistent with the exemptions provided by Rule 16b-3 promulgated under the Exchange Act.

(d)	Each unexercised Company Stock Option, whether vested or unvested, that is held by any executive officer of the Company immediately prior to the Effective Time shall remain exercisable (without regard to whether termination of the executive’s employment would have provided for a shorter exercise period following such termination of employment) until the last date on which exercise would be permitted without causing the Company Stock Option to be treated as modified for purposes of Section 409A of the Code and Treasury Department guidance issued thereunder.

2.3 Exchange Agent and Exchange Fund. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably satisfactory to the Company to act as exchange agent hereunder (the “Exchange Agent”) for the purpose of exchanging certificates which immediately prior to the Effective Time evidenced Company Shares (the “Company Certificates”) as well as Company Shares which immediately prior to the Effective Time were represented by book-entry (“Company Book Entry Shares”) for Parent Company Stock and cash, reflecting the Merger Consideration as prescribed in Section 2.1. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of Company Shares (i) certificates representing the Parent Common Stock issuable pursuant to Section 2.1 (or otherwise shall make shares of Parent Common Stock available for such issuance electronically), and (ii) cash sufficient to pay the aggregate Per Share Cash Consideration to be paid in the Merger, together with additional cash for fractional shares in accordance with Section 2.7 and any dividends or other distributions pursuant to Section 2.5. Parent shall make available to the Exchange Agent, from time to time as needed, additional cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.7 and any dividends and other distributions pursuant to Section 2.5. Any cash and certificates of Parent Common Stock deposited with the Exchange Agent (or shares of Parent Common Stock otherwise made available to the Exchange Agent pursuant to this Section 2.3) shall hereinafter be referred to as the “Exchange Fund.”

2.4 Exchange Procedures. At the time of mailing of the Proxy Statement/Prospectus, Parent shall cause the Exchange Agent to mail to each holder of record of Company Shares (i) a letter of transmittal which shall specify that delivery of Company Shares shall be effected, and risk of loss and title to the Company Shares shall pass, only upon delivery of the Company Shares, electronically or by delivery of Company Certificates, to the Exchange Agent, which letter shall be in customary form and have such other provisions as Parent may reasonably specify, and which shall be reasonably acceptable to the Company prior to the Effective Time and (ii) instructions for effectuating the surrender of such Company Shares in exchange for the Merger Consideration. Upon surrender of a Company Share to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Share shall be entitled to receive in exchange therefor the Merger Consideration.

No interest will be paid or will accrue on the Per Share Cash Consideration or on any cash payable pursuant to Section 2.7 or Section 2.5.

Prior to the Effective Time, Parent and Merger Subsidiary will enter into an exchange agent and nominee agreement with the Exchange Agent, in a form reasonably acceptable to the Company, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 2.4, the provisions of which agreement may vary in any respect not material and adverse to the stockholders of the Company.

In the event of a transfer of ownership of Company Shares which is not registered in the transfer records of the Company, one or more shares of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock, a check in the proper amount of the Per Share Cash Consideration to which such holder is entitled pursuant to Section 2.1 and for the cash that such holder has the right to receive pursuant to the provisions of Section 2.7 and

Section 2.5, may be issued with respect to such Company Shares to such a transferee if the Company Shares are transferred electronically or the Certificate representing such Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

2.5 Adjustments in and Distributions with Respect to Company Shares.

(a)	Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Parent Common Stock or Company Shares shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, combination, stock split, split-up, combination or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, the Exchange Ratio and the Merger Consideration, and any other similarly dependent items described in Section 2.2, shall be appropriately adjusted to provide to the holders of Company Shares or of rights to receive Company Shares the same economic effect as contemplated by this Agreement prior to such event, and, as so adjusted, from and after the date and time of such event, shall constitute the Merger Consideration, Exchange Ratio or other dependent item, as applicable, subject to further adjustment hereunder.

(b)	Distributions With Respect to Company Shares. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time, and if a dividend or other distribution is declared by Parent in respect of the Parent Common Stock the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time, however, shall be paid to the holder of any unsurrendered Company Shares, with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Company Shares until such holder shall surrender such Company Shares, in accordance with Section 2.4. Subject to the effect of applicable laws, following surrender of any such Company Shares, there shall be paid to such holder shares of Parent Common Stock issuable in exchange therefor, without interest (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date prior to such surrender payable with respect to such shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

2.6 No Further Ownership Rights in Company Shares. All shares of Parent Common Stock issued and all cash paid upon conversion of Company Shares in accordance with the terms of Article 1 and this Article 2 shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the Company Shares. Until surrendered as contemplated by this Article 2, each Company Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration (and any cash to be paid pursuant to Sections 2.7 or 2.5).

2.7 No Fractional Shares of Parent Common Stock.

(a)	No fractional shares of Parent Common Stock or book-entry credit for the same shall be issued upon the surrender for exchange of Company Shares, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock.

(b)	Each holder of Company Shares exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the closing price for a share of Parent Common Stock on the Nasdaq National Market on the date of the Effective Time or, if such date is not a Business Day, the Business Day immediately before the date on which the Effective Time occurs.

(c)	As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

2.8 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Shares for six (6) months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any holders of Company Shares who have not theretofore complied with this Article 2 shall thereafter look only to Parent for the Merger Consideration, with respect to the Company Shares formerly represented thereby, to which such holders are entitled pursuant to Section 2.1(a), any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.7 and any dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.5.

2.9 No Liability. None of Parent, Merger Subsidiary, Company, or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.10 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis, or as otherwise agreed to by Parent and the Exchange Agent; provided, however, that no such gain or loss thereon shall affect the amounts payable to the Company stockholders pursuant to this Agreement. Any interest and other income resulting from such investments shall promptly be paid to Parent.

2.11 Lost Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Company Certificate the applicable Merger Consideration with respect to the Company Shares formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, in each case, pursuant to this Agreement.

2.12 Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares, Company Stock Options or any other equity rights in the Company such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and Treasury regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares, Company Stock Options or any other equity rights in the Company in respect of which such deduction and withholding was made by Parent and such amounts shall be delivered by Parent to the applicable taxing authority.

2.13 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

2.14 Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company. On or after the Effective Time, any Company Certificate presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to Company Shares formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.7 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.5.

Article 3. Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Subsidiary that the statements contained in this Article 3 are true and correct, except as set forth herein and in the disclosure schedule dated as of and delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Schedule”). The disclosures set forth in the Company Disclosure Schedule shall qualify only the disclosure under the section number referred to or cross-referenced in the Company Disclosure Schedule. For purposes of this Article 3, in addition to the documents provided by the Company to Parent and Merger Subsidiary during due diligence, documents filed by the Company in full, without redaction, on the website of the SEC through its Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) or made accessible via the Company’s own website (www.roanokesteel.com) shall be deemed delivered to Parent; provided, however, that delivery of a document to Parent, by whatever means, shall not be deemed to constitute the listing or attachment of such document in or to a particular section of the Company Disclosure Schedule for purposes of this Article 3.

3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has all corporate power required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the Company’s (and each of its Subsidiaries’, individually a “Company Subsidiary”) articles of incorporation and bylaws. Such articles of incorporation and bylaws are in full force and effect, and neither the Company nor any Company Subsidiary is in violation of any of the provisions of their respective articles of incorporation, bylaws, or similar organizational documents.

3.2 Corporate Authorization; Approvals.

(a)	The Company has the requisite corporate power and authority to execute and deliver this Agreement, subject to the requisite approval of this Agreement by the holders of the issued and outstanding Company Shares with respect to the Merger to consummate this Agreement, the Merger, and the Transactions. The execution, delivery, and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and, except for the approval of this Agreement by the holders of more than two-thirds (2/3) of the issued and outstanding Company Shares in the case of the Merger, no other corporate action on the part of the Company is necessary to authorize the consummation of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Merger Subsidiary, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b)	The board of directors, or an appropriate committee thereof, of the Company has taken (or will take before the Merger) all action necessary so that the exemption from Section 16 under the Exchange Act which is contemplated by Rule 16b-3(e) is applicable to the disposition of Company Shares and Common Stock Options in or in connection with the Merger as contemplated by this Agreement by all persons who are directors and/or officers of the Company.

3.3 Governmental Authorization. The execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the Transactions requires no action by or in respect of, or filing with, any federal, state, county, or local government, governmental, regulatory, or administrative authority, agency, instrumentality, or commission, or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), other than (a) the filing of (i) the Articles of Merger in accordance with the VSCA and the IBCL, respectively, and (ii) appropriate documents with the relevant authorities of other states or jurisdictions in which the Company or any Company Subsidiary is qualified to do business; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (c) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and the Exchange Act; (d) such as may be required under any applicable state securities or blue sky laws or state takeover laws; and (e) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, (x) have a Company Material Adverse Effect or (y) prevent or materially impair the ability of the Company, Parent, or Merger Subsidiary to consummate the Transactions (the filings and authorizations referred to in clauses (a) through (e) being referred to collectively as the “Company Required Governmental Consents”).

3.4 Non-Contravention. Except as set forth in Section 3.4 of the Company Disclosure Schedule, the execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the Transactions does not and will not (a) contravene or conflict with the Company’s articles of incorporation or bylaws, (b) assuming that all of the Company Required Governmental Consents are obtained, contravene, or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order, or decree binding upon or applicable to the Company or any Company Subsidiary, (c) constitute a default under or give rise to a right of termination, cancellation, or acceleration (with or without due notice or lapse of time or both) of any right or obligation of the Company or any Company Subsidiary or to a loss of any benefit or status to which the Company or any Company Subsidiary is entitled under any provision of any agreement, contract, or other instrument binding upon the Company or any Company Subsidiary or any license, franchise, permit, or other similar authorization held by the Company or any Company Subsidiary or (d) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary, other than, in the case of each of (b), (c) and (d), any such items that would not, individually or in the aggregate, (x) have a Company Material Adverse Effect or (y) prevent or materially impair the ability of the Company, Parent, or Merger Subsidiary to consummate the Transactions.

3.5 Capital Structure.

(a)	The authorized capital stock of the Company consists of 20,000,000 Company Shares. As of the close of business on September 30, 2005, 11,145,813 Company Shares were issued, outstanding, and entitled to vote. All outstanding Company Shares are duly authorized, validly issued, fully paid and nonassessable, and no Company Shares are entitled to preemptive rights. As of the Reference Date, options to acquire an aggregate of 241,000 Company Shares were outstanding under the Company Stock Option Plans. A complete and correct listing, as of the Reference Date, of the Company Stock Option Plans, of all outstanding Company Stock Options, the Company Stock Option Plan pursuant to which the particular Company Stock Option was issued, the number of Company Shares subject to such Company Stock Options, the exercise prices and the names of the holders of each Company Stock Option is attached hereto as Section 3.5(a) of the Company Disclosure Schedule. The outstanding Company Stock Options are not “incentive stock options” as contemplated by the Code. True and correct copies of all Company Stock Option Plans have been delivered to Parent. Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, there are no other existing or outstanding purchase options, call options, rights of first refusal, preemptive rights, subscription rights, or any similar right under any provision of the VSCA, the Company’s articles of incorporation, the Company’s bylaws, or any contract or other agreement to which the Company or any Company Subsidiary is a party or otherwise bound.

(b)	With respect to the Roanoke Electric Steel Corporation 2005 Stock Incentive Plan (that authorizes the grant of Company Stock Options, restricted stock, restricted stock units, stock appreciation rights and performance grants, or deferred shares for up to a maximum of 1,750,000 Company Shares, without regard to any adjustment as a result of the Merger, of which up to 1,500,000 may be granted to Company or Subsidiary employees and up to 250,000 may be granted to outside directors), as of the Reference Date, (i) no Company Stock Options were issued pursuant to this Plan, and (ii) the only “Incentive Awards” (as defined in the Plan) that have been issued are performance grants and Restricted Company Shares. Performance grants and Restricted Company Shares have been issued and granted as described in Section 3.5(b) of the Company Disclosure Schedule, which contains a true and correct listing as of the Reference Date, the date each award was granted, the type of each such award, the recipient of the award, and the vesting schedule for the award. A true and correct copy of the Roanoke Electric Steel Corporation 2005 Stock Incentive Plan has been delivered to Parent.

(c)	Except as described in Section 3.5(c) of the Company Disclosure Schedule, there are no voting or any other securities, options, warrants, securities convertible into or exchangeable for Company Shares, calls or other rights, agreements, phantom stock rights, stock appreciation rights, stock-based performance rights, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which any of them is bound, relating to the issued or unissued capital stock of the Company or any Company Subsidiary, or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary or that give any person the right to receive any economic right or benefit similar to or derived from the benefit and rights accruing to holders of Company Shares.

(d)	Except as set forth in Section 3.5(d) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Shares or any capital stock of any Company Subsidiary or requiring the provision of any credit or funds (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or in or to any other Person. Except as described in Section 3.5(d) of the Company Disclosure Schedule, there are no commitments or agreements of any character by which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards, Stock Appreciation Rights or Performance Grants as a result of the Merger.

(e)	No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of Company Shares may vote are issued or outstanding.

3.6 Subsidiaries.

(a)	Section 3.6 of the Company Disclosure Schedule sets forth a list of all Subsidiaries of the Company and their respective jurisdictions of incorporation or organization. All of the outstanding shares of capital stock of, or other ownership interest in, each Company Subsidiary are owned by the Company, directly or indirectly.

(b)	Each Company Subsidiary is a corporation duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers required to carry on its business as now conducted. Each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not have a Company Material Adverse Effect.

(c)	All of the outstanding shares of capital stock of, or other ownership interest in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Section 3.6 of the Company Disclosure Schedule, all of the outstanding capital stock of, or other ownership interest, which is owned, directly or indirectly, by the Company in each of its Subsidiaries is owned free and clear of any Lien and free of any other limitation or restriction, including any limitation or restriction on the right to vote, sell, or otherwise dispose of such capital stock or other ownership interest (other than any of such under the Securities Act or any state securities laws). There are no outstanding (i) securities of the Company or any of the Company Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or ownership interests in any of the Company Subsidiaries, (ii) options, warrants or other rights to acquire from the Company or any of the Company Subsidiaries, or obligations of the Company or any of the Company Subsidiaries to issue, any capital stock, voting securities, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, or ownership interests in, any of the Company Subsidiaries or (iii) obligations of the Company or any of the Company Subsidiaries to repurchase, redeem, or otherwise acquire any outstanding securities of any of the Company Subsidiaries or any capital stock or voting securities of, or other ownership interests in, any of the Company Subsidiaries. Except as set forth in Section 3.6(c) of the Company Disclosure Schedule, there are no Persons other than the Company Subsidiaries in which the Company owns, of record or beneficially, any direct or indirect equity or similar interest or any right (contingent or otherwise) to acquire the same.

3.7 SEC Filings.

(a)	Except as set forth in Section 3.7(a) of the Company Disclosure Schedule, since January 1, 2000, the Company has filed on a timely basis all registration statements, prospectuses, schedules, forms, reports, statements and other documents required to be filed by it with the SEC (collectively, including all exhibits thereto, the “Company SEC Reports”). All such Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended or supplemented, as of the date of such amendment or supplement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent that information contained in any Company SEC Report has been revised or superseded by a Company SEC Report filed as of a later date (but before the date of this Agreement) that is publicly available. No Company Subsidiary is required to file any form, report or other document with the SEC.

(b)	Since January 1, 2000, the Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of Sarbanes-Oxley) with respect to any Company SEC Report, and all such certifications were each true and correct when made. The Company has also delivered to Parent all comment letters received by the Company from the Staff of the SEC since January 1, 2002 and all responses to such comment letters by or behalf of the Company. The Company maintains disclosure controls and procedures as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning the Company and the Company Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings. As of the date hereof, the Company is not conducting or required to conduct any investigation as a result of any such report that, to the Company’s Knowledge, is reasonably likely to have a material effect on the Company’s past or future reported results of operation or financial position.

(c)	The Company has been in compliance in all material respects with the requirements of The Sarbanes-Oxley Act of 2002, as amended, when applicable to it.

(d)	The Company is in compliance with the applicable listing rules of the Nasdaq National Market and has not received any notice from the Nasdaq National Market asserting any non-compliance with such rule which has not been resolved prior to the date of this Agreement.

3.8 Financial Statements; Liabilities.

(a)	The (i) audited consolidated financial statements of the Company included in the Company’s Annual Reports on Form 10-K for its fiscal years ended October 31, 2004 and October 31, 2003 (the “Company 10-Ks”) and (ii) unaudited consolidated financial statements of the Company included in the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended January 1, 2005, April 30, 2005 and July 31, 2005 fairly present in all material respects in conformity with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with United States generally accepted accounting principles, consistently applied (“GAAP”) (except as may be indicated in the notes thereto), subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of notes, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the respective periods then ended.

(b)	Except as set forth in Section 3.8(b) of the Company Disclosure Schedule, there are no liabilities of the Company or any Company Subsidiary of any kind whatsoever, whether known or unknown, asserted or unasserted, accrued, contingent, absolute, determined, determinable or otherwise, in each case, other than:

(i)	liabilities or obligations disclosed or provided for in the Company’s consolidated balance sheet included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2005 (including the notes thereto, the “Company Balance Sheet”);

(ii)	liabilities or obligations existing as of July 31, 2005 and not required to be disclosed or provided for in the Company Balance Sheet;

(iii)	liabilities or obligations under this Agreement or incurred in connection with the Transactions;

(iv)	ordinary course obligations of the Company and its Subsidiaries incurred since July 31, 2005 under the agreements, contracts, leases, and licenses to which they are a party; and

(v)	other liabilities or obligations incurred since July 31, 2005 which, individually or in the aggregate, would not have a Company Material Adverse Effect.

3.9 Registration Statement; Proxy Statement/Prospectus. None of the documents required to be filed by the Company with the SEC in connection with the Transactions, the Proxy Statement, nor any information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement will, at the respective times when the Registration Statement, Proxy Statement, any such other filings by the Company, or any amendments or supplements thereto are filed with the SEC or are first published, given or mailed to the Company’s stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement or any other document required to be filed by the Company with the SEC, when filed with the SEC will comply in all material respects with the provisions of the applicable federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in any of the foregoing documents based on and in conformity with information supplied in writing by or on behalf of Parent or Merger Subsidiary for inclusion or incorporation by reference therein.

3.10 Absence of Certain Changes. Since October 31, 2004, except as otherwise expressly contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been any damage, destruction, or other casualty loss (whether or not covered by insurance) or any action, event, occurrence, development, or state of circumstances or facts that, individually or in the aggregate, would have a Company Material Adverse Effect. Since July 31, 2005, neither the Company nor any Company Subsidiary has taken any action which, if taken after the date hereof, would constitute a breach of any provision set forth in Sections 5.1 or 5.2 hereof.

3.11 Litigation. Except as individually or in the aggregate would not have a Company Material Adverse Effect:

(a)	Except as set forth in Section 3.11 of the Company Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened, actions, suits, claims, litigation or other governmental or judicial proceedings, investigations, or arbitrations (an “Action”) against the Company, Company Subsidiaries, or any of their respective properties, assets or businesses, or, to the Knowledge of the Company, any of the Company’s or any Company Subsidiary’s current or former directors or officers (in their capacity as such) or any other person whom the Company or any Subsidiary has agreed to indemnify (that would or would reasonably be expected to give rise to the obligation of the Company to indemnify such person).

(b)	There are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Authority against the Company, Company Subsidiaries, any of their respective properties, assets or businesses, or, to the Knowledge of the Company, any of the Company’s or Company Subsidiaries’ current or former directors (in their capacity as such) or officers or any other person whom the Company or any Subsidiary has agreed to indemnify (that would give rise to the obligation of the Company to indemnify such person).

3.12 Taxes. Except as set forth in Section 3.12 of the Company Disclosure Schedule:

(a)	All income and other Tax Returns required to be filed by or with respect to the Company and the Company Subsidiaries were timely filed. Such Tax Returns were complete and correct in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes owed by the Company and the Company Subsidiaries, whether or not shown on any Tax Return, were timely paid.

(b)	All Taxes required to be withheld by the Company and the Company Subsidiaries were withheld and were paid over to the proper taxing authorities or applicable Governmental Authorities.

(c)	No extensions of time with respect to Taxes are currently outstanding and no waivers of any statute of limitation were made by the Company or the Company Subsidiaries.

(d)	The Company and the Company Subsidiaries have not received from any Tax authority or applicable Governmental Authority any written notice of the Tax authority or Governmental Authority’s (i) intent to audit their Tax Returns, (ii) request for information relating to Taxes, or (iii) notice of deficiency or proposed adjustment of any Tax which have not already been settled by the Company and such Tax Authority or applicable Governmental Entity.

(e)	No claim has been made by any Tax authority or applicable Governmental Authority in a state or locality where the Company does not file Tax Returns that the Company is or may be subject to Tax by such state or locality which claim has not already been settled by the Company and such Tax Authority or applicable Governmental Authority. No claim has been made by any Tax authority or applicable Governmental Authority in a state or locality where the Company Subsidiaries do not file Tax Returns that the Company Subsidiaries are or may be subject to Tax by such state or locality which claim has not already been settled by the Company Subsidiaries and such Tax Authority or applicable Governmental Authority.

(f)	There are no liens for Taxes (other than Taxes not yet due and payable) upon assets of the Company or any Company Subsidiary.

(g)	No officer responsible for Tax matters of the Company or any Company Subsidiary has Knowledge of or reasonably expects any Tax authority to assess any additional Taxes for any period in which Tax Returns have been filed.

(h)	The unpaid Taxes of the Company and the Company Subsidiaries did not, as of the end of the most recent month, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company SEC Form 10-Ks, including the October 31, 2004 audited financial statements and the unaudited financial statements for the month ending September 30, 2005 (rather than in any notes thereto). Since the date of the latest Company Quarterly Reports on Form 10-Q, neither the Company nor any Company Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(i)	Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from,

taxable income for any taxable period of the Company (or portion thereof) ending after the Effective Time as a result of any: (1) change in a method of accounting for a Tax period of the Company ending on or before the Effective Time; (2) “closing agreement” as such term is described in Code Section 7121 executed on or prior to the Effective Time; (3) intercompany transaction or excess loss account described in Treasury regulations for consolidated returns under Code Section 1502; (4) installment sale or open transaction disposition made on or prior to the Effective Time; or (5) any prepaid amount received on or prior to the Effective Time.

(j)	Neither Company nor any Company Subsidiaries has been a party to a Section 355 transaction that could give rise to a Tax liability pursuant to Section 355(e) of the Code. Neither the Company nor any of the Company Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock intended to qualify under Section 355 of the Code.

(k)	The Company has made available to Parent true and correct copies of all federal, state and local Tax Returns filed by the Company and the Company Subsidiaries on which the statute of limitations has not expired.

(l)	The Tax Returns of the Company and each of the Company Subsidiaries consolidated in such Returns have been examined by the United States Internal Revenue Service for all years through October 31, 1999. All material assessments, if any, for Taxes due with respect to such completed examinations or any concluded litigation have been fully paid or reserved.

(m)	Neither the Company nor any of Company Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(n)	Neither the Company nor any Company Subsidiary has participated in any “Listed Transaction” as defined in the Treasury Regulations.

(o)	In the Merger, the Company will transfer at least 70% of the fair market value of its gross assets and at least 90% of the fair market value of its net assets held by the Company immediately before the Merger. For this purpose, assets of the Company used to pay reorganization expenses and all redemptions and distributions (other than normal dividends) and all assets disposed of before or in contemplation of the Merger (other than in the ordinary course) are included as assets of the Company.

(p)	The business currently carried on by the Company is its “historic business” within the meaning of Treasury Regulation section 1.368-1(d) and no assets of the Company have been sold, transferred, or disposed of which would prevent the Merger Subsidiary from using a “significant portion” of the Company’s “historic business assets” in a business following the Merger, as such terms are used in Treasury Regulation section 1.368-1(d).

3.13 Environmental Matters.

Except as would not have a Company Material Adverse Effect individually, or in the aggregate and except as listed in the corresponding paragraph of Section 3.13 of the Company Disclosure Schedule:

(a)	The Company and each of the Company Subsidiaries are in compliance with all applicable Environmental Laws.

(b)	Neither the Company nor any of the Company Subsidiaries have received written notice of any Environmental Claim nor to the Knowledge of the Company is there any basis for any Environmental Claim (including, without limitation, knowledge of any actions, activities, circumstances, conditions, events or incidents, including the Release of any Hazardous Substances).

(c)	There is no existing contamination by, and there has not been any Release of, any Hazardous Substances resulting from or relating to the operations of the Company or any of the Company Subsidiaries.

(d)	All Hazardous Substances generated by or in connection with the operations of the Company and each of the Company Subsidiaries is and has been handled and disposed of in compliance with all applicable Environmental Laws, (ii) there are no underground storage tanks located on property owned by the Company or any of the Company Subsidiaries, (iii) there is no exposed friable asbestos contained in or forming part of any building, building component, structure, or office space comprising a portion of the property owned or operations of the Company or any of the Company Subsidiaries, and (iv) no polychlorinated biphenyls are used or stored on property owned or as part of the operations of the Company or any of the Company Subsidiaries.

(e)	Except as set forth in Section 3.13(e) of the Company Disclosure Schedule or the reports listed therein, the Company and each of the Company Subsidiaries have all Company Permits, as defined in Section 3.24(b), required under applicable Environmental Laws to own and operate their respective businesses. All such permits are valid, validly issued and are in effect and good standing. All Company Permits currently held by the Company and each of the Company Subsidiaries pursuant to the Environmental Laws are identified on Section 3.13(e) of the Company Disclosure Schedule.

3.14 Contracts.

(a)	Each material lease, license, contract, agreement, or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties may be bound is valid, binding and enforceable and in full force and effect with respect to the Company or such Subsidiary, as the case may be, and, to the Knowledge of the Company, with respect to the other parties thereto, except where the failure thereof would not have a Company Material Adverse Effect, and there are no existing defaults thereunder with respect to the Company or any of its Subsidiaries or, to the Knowledge of the Company, the other parties thereto, except for those defaults that would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any agreement that materially limits the ability of the Company or any of its Subsidiaries to compete in or conduct any material line of its business or compete with any person or in any geographic area or during any period of time;

(b)	Neither the Company nor any Company Subsidiary is or has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Authority.

3.15 Employee Benefit Plans.

(a)	Section 3.15(a) of the Company Disclosure Schedule contains a true and complete list of each material Company Plan. For purposes of this Agreement, the term “Plan” shall mean any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), including “multiemployer plans” within the meaning of Section 3(37) of ERISA, and any stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefore now in effect or required in the future as a result of the transaction contemplated by this Agreement), whether formal or informal, oral or written, whether contained in any collective bargaining agreement or otherwise, under which (i) any current or former employee, or director, independent contractor or consultant, of the Company or any Company Subsidiary (collectively, “Company Employees”) has any present or future right (determined as of the date of this Agreement) to benefits and which are contributed to, sponsored by or maintained by the Company or any Company Subsidiary or (ii) the Company or any Company Subsidiary is reasonably expected to have any present or future liability (determined either as of the date of this Agreement or as of the Effective Time). With respect to each such Plan, the Company has identified, in Section 3.15(a) of the Company Disclosure Schedule, each Plan that contains any change of control provisions requiring any increase in benefits, deemed maximization of benefits, acceleration of vesting, payment or benefits or any differential in treatment from that which would have otherwise been required, in each such instance, describing that amount or the basis for determining each such differential. Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any other employment, severance or change-in-control agreement with any executive officer of the Company within the meaning of that term under the Exchange Act (collectively, “Executive Officer Agreements”).

(b)	Except as set forth on Section 3.15(b) of the Company Disclosure Schedule, with respect to each Plan, the Company has provided or made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, (iii) any summary plan description concerning the extent of the benefits provided under a Plan, and (iv) for the most recent year available (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation report, as applicable.

(c)	Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (i) each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, (ii) no event has occurred and no condition exists that would subject the Company or any Company Subsidiary, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations or organizations under common control within the meaning of Section 414(b), (c), (m) or (o) of the Code) to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, and (iii) no “reportable event” (as such term is defined in Section 4043 of the Code), no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Plan. Each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has incurred, or is expected to incur, any current or projected liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for current, former, or retired employees of the Company or any Company Subsidiary other than with respect to Executive Officer Agreements, and no Plan provides for any such benefits, except as required to avoid an excise Tax under Section 4980B of the Code or as otherwise required by any other applicable law.

(d)	No Plan is subject to Title IV of ERISA and neither the Company, any Company Subsidiary nor any member of their Controlled Group has within the preceding six years sponsored or contributed to, or has or had any liability or obligation in respect of, any such plan.

(e)	With respect to any Plan, (i) there is no action, suit, or claim (other than routine claims for benefits in the ordinary course) pending or, to the Knowledge of the Company, threatened, and there exist no facts or circumstances that could reasonably be expected to give rise to any such action, suit, or claim; and (ii) there is no administrative investigation, audit, or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authority pending or in progress or, to the Knowledge of the Company, threatened, in either case, that could give rise, individually or in the aggregate, to a Company Material Adverse Effect.

(f)	Except as set forth in Section 3.15(f) of the Company Disclosure Schedule, or with respect to the Executive Officer Agreements, no material Plan exists that, as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any termination of employment occurring on or after the Effective Time), will: (i) result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement under any Plan or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Plans. Except with respect to Executive Officer Agreements, no Plan exists that contains terms which could result in payments under any of the Company Plans which would not be fully deductible by operation of Section 280G or 162(m) of the Code.

(g)	To the Knowledge of the Company, each Plan subject to Section 409A of the Code has been operated in material compliance with, and no circumstances exist that would reasonably be expected to result in any participant in any such Plan incurring any tax under, Section 409A of the Code.

3.16 Transactions with Affiliates. Except to the extent disclosed in Section 3.16 of the Company’s Disclosure Schedule, the (i) Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004, (ii) the proxy or information statements of the Company dated after or used after October 31, 2004, and before the date hereof, and (iii) all other reports, filings, registration statements and other documents filed by the Company with the SEC after October 31, 2004 and before the date hereof, there have been no transactions, agreements, arrangements, or understandings before the date hereof between the Company or its Subsidiaries, on the one hand, and Affiliates of the Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.17 Intellectual Property. Except as set forth in Section 3.17 of the Company Disclosure Schedule:

(a)	The Company and its Subsidiaries own or have the right to use all Intellectual Property necessary to carry on their respective businesses as currently conducted, except where, individually or in the aggregate, such failure would not have a Company Material Adverse Effect.

(b)	Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted in writing to the Company that the conduct of the business of the Company and the Company Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriate the Intellectual Property Rights of any third party.

(c)	Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to each item of Intellectual Property owned by the Company or a Company Subsidiary and material to the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole (“Company Owned Intellectual Property”), the Company or a Company Subsidiary is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business.

(d)	Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to each item of Intellectual Property licensed to the Company or a Company Subsidiary that is material to the business of the Company and the Company Subsidiaries as currently conducted (“Company Licensed Intellectual Property”), the Company or a Company Subsidiary has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property.

(e)	Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part by any Governmental Authority.

(f)	(i) Neither the Company nor its Subsidiaries have received written notice from any third party regarding any assertion or claim challenging the validity of any Company Owned Intellectual Property or the Company Licensed Intellectual Property, and (ii) to the Knowledge of the Company no third party is misappropriating, infringing, diluting or violating any Company Owned Intellectual Property or the Company Licensed Intellectual Property.

(g)	All of the issued or registered Intellectual Property owned by the Company or any of its Subsidiaries is held of record in the name of the Company or the applicable Subsidiary free and clear of all Liens, and is not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity.

3.18 Required Vote; Board Approval.

(a)	The affirmative vote of the holders of more than two-thirds of the issued and outstanding Company Shares (the “Company Stockholder Approval”) is the only vote of any class or series of capital stock of the Company required by law, rule or regulation (including applicable stock exchange rules) or the articles of incorporation or the bylaws of the Company to approve this Agreement and the Merger.

(b)	The board of directors of the Company, at a meeting duly called and held, has unanimously (i) determined that the terms of the Merger are fair to and in the best interests of the stockholders of the Company, (ii) approved this Agreement, the Plan of Merger and the Transactions, and (iii) resolved to recommend that the holders of the Company Shares approve this Agreement, the Merger and the Plan of Merger and directed that this Agreement and the Plan of Merger be submitted for consideration by the holders of Company Shares at the Company Stockholders Meeting.

3.19 Title to Property; Sufficiency of Assets; Encumbrances.

(a)	The Company (i) has good, marketable and insurable title to all property, both real and personal, as the case may be, material to the Company’s business and reflected in the Company’s Form 10-K Annual Report, including the financial statements filed as a part thereof, as well as in the Company’s subsequent Forms 10-Q and 8-K as being owned by the Company or otherwise on the Company’s books and records as of the date or dates thereof or acquired after the date or dates thereof (except for property sold or otherwise disposed of in the ordinary course of business since the date or dates thereof), free and clear of all liens and encumbrances, other than the following (“Permitted Liens”): (A) liens for current taxes and assessments not yet past due, (B) inchoate mechanics’ and materialmen’s liens for construction in progress, (C) workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company or such Company Subsidiary consistent with past practice, (D) such imperfections or irregularities of title as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (E) mortgages securing loans disclosed in the Financial Statements, and (ii) is the lessee of all property material to the business of the Company and reflected as leased in the foregoing SEC Reports and financial statements (or otherwise on the books and records of the Company as of the date or dates thereof) or acquired after the date or dates thereof (except for leases that have expired by their terms or have otherwise been terminated as described in Section 3.19(a) of the Company Disclosure Schedule) and are in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder by the lessee or the lessor, other than defaults that would not have a Company Material Adverse Effect.

(b)	Neither the Company nor any Subsidiary is obligated under any option, right of first refusal, or other contractual right to purchase, acquire, sell, or dispose of the Real Property or any portion thereof or interest therein.

3.20 Finders’ or Brokers’ Fees; Opinion of Company Financial Advisor. Except as disclosed in Section 3.20 of the Company’s Disclosure Schedule and except for Jefferies & Company, Inc., no investment banker, broker, finder, or other such intermediary has been retained by, or is authorized to act on behalf of, the Company or any Company Subsidiary or is entitled to any fee or commission from the Company or any of its Subsidiaries upon consummation of the Transactions. Included with Section 3.20 of the Company Disclosure Schedule are true and correct copies of the written agreements with Jefferies & Company, Inc. The Board of Directors of the Company has received the written opinion of Jefferies & Company, Inc., dated October 17, 2005, to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the Company’s stockholders, a signed copy of which opinion will be delivered to Parent promptly after the date of this Agreement.

3.21 Labor and Employment Matters. Except insofar as, individually or in the aggregate, a breach of the following would not be expected to have a Company Material Adverse Effect:

(a)	(i) As of the date hereof, there are no controversies relating to or arising out of a collective bargaining relationship between the Company or any Company Subsidiary and any union pending or, to the Knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees, (ii) except as disclosed in Section 3.21(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, (iii) to the Knowledge of the Company, as of the date hereof there are not any organizational campaigns, petitions or other activities or proceedings of any labor union to organize any such employees, (iv) during the two (2) year period of time ending on the Reference Date, neither the Company nor any Company Subsidiary has breached or otherwise failed to comply with any provision of any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, and there are no grievances outstanding against the Company or any Company Subsidiary under any such agreement or contract, (v) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Company Subsidiary, and (vi) as of the date hereof, there is no strike, slowdown, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof by any union or significant group of union workers, by or with respect to any employees of the Company or any Company Subsidiary. The consent of each labor union which is a party to any collective bargaining agreements listed in Section 3.21(a) of the Company Disclosure Schedule has either been obtained or is not required to be obtained in order to consummate the Transactions.

(b)	The Company and each Company Subsidiary (i) is in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Company Subsidiary, and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; and (ii) has paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Company Subsidiary.

(c)	Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with any Governmental Authority relating to employees or employment practices. Except as disclosed in Section 3.21(c) of the Company Disclosure Schedule, there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted within the two (2) year period ending on the Reference Date or is now pending or to the Knowledge of the Company threatened with respect to the Company or any Company Subsidiary, and, except as disclosed in Section 3.21(c) of the Company Disclosure Schedule, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted within the two (2) year period ending on the Reference Date or is now pending or to the Knowledge of the Company threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Company Subsidiary has employed or employs any person.

(d)	To the Company’s Knowledge, no management employee of the Company or any of its Subsidiaries is in violation of any term of any employment contract, non-competition agreement or any restrictive covenant regarding any former employer relating to the right of any such employee to be employed by the Company or its Subsidiaries or to be employed by any other company relating to the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries, or to the use of trade secrets or proprietary information of others.

(e)	Except for the employment agreements described in Section 3.21(e) of the Company Disclosure Statement, the Company and the Company Subsidiaries are not parties to any employment agreements.

3.22 Section 13.1-728.2 et seq. of the VSCA. The Company Board has taken all action necessary so that the provisions of Section 13.1-728.2 et seq. of the VSCA, applicable to a “control share acquisition” (as defined in Section 13.1-728.1 of the VSCA), will not apply to Parent and Merger Subsidiary’s acquisition of beneficial ownership of Company Shares under the Merger or to the execution, delivery, or performance of this Agreement. No state takeover or similar statute shall apply to the Merger or the Transactions. Without limiting the foregoing, the Board of Directors of the Company has taken all necessary action to render any potentially applicable anti-takeover or similar statutes or regulations or provisions of the Articles of Incorporation or bylaws or other organizational or constitutive document or governing instrument of the Company or any of its Subsidiaries, inapplicable to this Agreement and to the Transaction.

3.23 Insurance.

A list and/or description of all property, casualty and liability policies of insurance to which the Company or any Company Subsidiary is a party or under which Company or any Company Subsidiary, or any director of Company or any Company Subsidiary, is currently covered is set forth on Section 3.23 of the Company Disclosure Schedule. Except as set forth on Section 3.23 of the Company Disclosure Schedule, all policies to which the Company or any Company Subsidiary is a party or that provide coverage to the Company or any Company Subsidiary, or any director or officer of the Company or any Company Subsidiary: (i) are valid, outstanding, and enforceable and (ii) are sufficient for compliance with all legal requirements and contracts to which the Company or any Company Subsidiary is a party or by which any of them is bound. The Company and any Company Subsidiary have not received any refusal of coverage or any notice that a defense will be afforded with reservation of rights. The Company and the Company Subsidiaries have paid all premiums due, and have otherwise performed all their respective obligations under each policy to which the Company or any Company Subsidiary is a party or that provides coverage to the Company or any Company Subsidiary or officer or director thereof. To the Knowledge of the Company, the Company and the Company Subsidiaries have given notice to the insurer of all claims that may be insured thereby.

3.24 Compliance with Applicable Laws; Permits. Except insofar as a failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(a)	The Company and the Company Subsidiaries and their relevant personnel and operations are in compliance with all applicable Laws, including those relating to occupational health and safety. Neither Company nor any Company Subsidiary has received any written communication during the past three (3) years from a Governmental Authority that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law.

(b)	The Company and the Company Subsidiaries have in effect all permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Authorities (collectively, “Company Permits”), necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted; and there has occurred no violation of, default (with or without the lapse of time or the giving of notice, or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both any such Company Permit. There is no event which would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Company Permit.

3.25 Disclosure. No statement or description contained in this Agreement or in the Company Disclosure Schedule contains any untrue statement of fact or omits to state a fact necessary in order to make the statements and descriptions contained herein or therein not misleading in any material respect, in the aggregate.

Article 4. Representations and Warranties of Parent and Merger Subsidiary

Parent and Merger Subsidiary represent and warrant to the Company that the statements contained in this Article 4 are true and correct, except as set forth herein and in the Disclosure

Schedule dated as of and delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Schedule”). The disclosures set forth in the Parent Disclosure Schedule shall qualify only the disclosure under the section number referred to in the Parent Disclosure Schedule. For purposes of this Article 4, documents filed by Parent in full without redaction on the SEC website through EDGAR or made accessible via Parent’s website (www.steeldynamics.com) shall be deemed delivered to Company; provided, however, that delivery of a document to Company, by whatever means, shall not be deemed to constitute the listing or attachment of such document in or to a particular section of the Parent Disclosure Schedule for purposes of this Article 4.

4.1 Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Indiana, and has all corporate power required to carry on its business as now conducted. Each of Parent and Merger Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Parent Material Adverse Effect. Parent has delivered or made available to Company complete and correct copies of the Parent’s (and each of its Subsidiaries’, individually a “Parent Subsidiary”) articles of incorporation and bylaws. Such articles of incorporation and bylaws are in full force and effect, and neither Parent nor any Parent Subsidiary is in violation of any of the provisions of their respective articles of incorporation, bylaws, or similar organizational documents.

4.2 Corporate Authorization; Approvals. Each of Parent and Merger Subsidiary have the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the Transactions. The execution, delivery, and performance of this Agreement by Parent and Merger Subsidiary and the consummation by Parent and Merger Subsidiary of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary, no other corporate action on the part of Parent or Merger Subsidiary is necessary to authorize the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and, assuming that this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms.

4.3 Governmental Authorization. The execution, delivery, and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the Transactions requires no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of (i) the Articles of Merger in accordance with the VSCA and the IBCL, respectively, and (ii) appropriate documents with the relevant authorities of other states or jurisdictions in which Parent or Merger Subsidiary is qualified to do business; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Securities Act and the Exchange Act; (d) such as may be required under any applicable state securities or blue sky laws or state takeover laws; and (e) such other consents, approvals, actions, orders, authorizations, registrations, declarations, and filings which, if not obtained or made, would not, individually or in the aggregate, (x) have a

Parent Material Adverse Effect or (y) prevent or materially impair the ability of the Company, Parent, or Merger Subsidiary to consummate the Transactions (the filings and authorizations referred to in clauses (a) through (e) being referred to collectively as the “Parent Required Governmental Consents”).

4.4 Non-Contravention. The execution, delivery, and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the Transactions does not and will not (a) contravene or conflict with Parent or Merger Subsidiary’s articles of incorporation or bylaws, (b) assuming that all of the Parent Required Governmental Consents are obtained, contravene, or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order, or decree binding upon, or applicable to Parent or Merger Subsidiary, (c) constitute a default under or give rise to a right of termination, cancellation, or acceleration (with or without due notice or lapse of time or both) of any right or obligation of Parent or Merger Subsidiary or to a loss of any benefit or status to which the Parent or Merger Subsidiary is entitled under any provision of any agreement, contract, or other instrument binding upon Parent or Merger Subsidiary or any license, franchise, permit, or, other similar authorization held by Parent or Merger Subsidiary or (d) result in the creation or imposition of any Lien on any asset of Parent or Merger Subsidiary, other than, in the case of each of (b), (c) and (d), any such items that would not, individually or in the aggregate, (x) have a Parent Material Adverse Effect or (y) prevent or materially impair the ability of the Company, Parent, or Merger Subsidiary to consummate the Transactions.

4.5 Capital Structure.

(a)	As of the Reference Date, the authorized capital stock of Parent consisted of 100,000,000 shares of Parent Common Stock, $0.01 par value, of which 43,101,537 shares were outstanding, all of which are validly issued, fully paid and non-assessable, 9,871,731 shares were held in Parent’s treasury, an aggregate of 6,762,874 shares of Parent Common Stock were convertible under Parent’s 4% Convertible Subordinated Notes due 2012 and 26,966 shares of parent’s Common Stock were issuable pursuant to Parent’s Amended and Restated Officer and Manager Cash and Stock Bonus Plan (“Parent’s Bonus Plan”). There are no shares of Parent Common Stock held by the Parent Subsidiaries.

(b)	All issued and outstanding shares of Parent Common Stock are, and when shares of Parent Common Stock are issued in the Merger or upon exercise of stock options or other equity based rights converted in the Merger pursuant to this Agreement, such shares will be duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights.

(c)	As of the Reference Date, there were outstanding no options, warrants or other rights to acquire Parent Common Stock or any other securities from Parent other than (i) options representing in the aggregate the right to purchase approximately 1,285,100 shares of Parent Common Stock (collectively, the “Parent Stock Options”) under Parent’s 1994 Incentive Stock Option Plan, its Amended and Restated Steel Dynamics, Inc. 1996

Incentive Stock Option Plan and Parent’s Non-Employee Director Stock Option Plan and (ii) 26,966 shares of Parent’s Common Stock issuable pursuant to Parent’s Bonus Plan. Section 4.5(c) of the Parent Disclosure Schedule sets forth a complete and accurate listing, as of the Reference Date, of the aggregate number of shares of Parent Common Stock subject to options under each of the foregoing Benefit Plans, including, in the aggregate, the dates of grant and the exercise prices thereof. No options or warrants or other rights to acquire Parent Common Stock or any other securities have been issued or granted since the Reference Date.

(d)	There are no agreements, arrangements or commitments of any character obligating Parent or any Subsidiary to issue or sell any shares of, or other equity interests in, Parent or any Subsidiary, except for the stock options and shares of Parent Common Stock issuable upon conversion of Parent’s 4% Subordinated Convertible Notes due 2012 and obligations arising out of this Agreement. No bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of Parent’s Common Stock may vote are issued or outstanding. As of the date of this Agreement, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent’s Common Stock or any of its Subsidiaries.

(e)	All outstanding shares of Parent Common Stock and all outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, and have been issued and granted in compliance with all applicable securities laws, all other applicable laws and all requirements set forth in any applicable contract or agreement.

(f)	As of the date of this Agreement, the authorized capital stock of Merger Subsidiary consists solely of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are outstanding and owned by Parent, all of which have been duly authorized, are validly issued and are fully paid and non-assessable, and free of any preemptive rights in respect thereof. Parent is the only stockholder of Merger Subsidiary.

4.6 Subsidiaries.

(a)	Section 4.6 of the Parent Disclosure Schedule sets forth a list of all Subsidiaries of Parent and their respective jurisdictions of incorporation or organization. All of the outstanding shares of capital stock of, or other ownership interest in, each Parent Subsidiary are owned by Parent, directly or indirectly.

(b)	Each Parent Subsidiary is a corporation or a limited liability company duly incorporated or organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, and has all corporate or organizational powers required to carry on its business as now conducted. Each Parent Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not have a Parent Material Adverse Effect.

4.7 SEC Filings.

(a)	Parent has filed on a timely basis all registration statements, prospectuses, schedules, forms, reports, statements and other documents required to be filed by it with the SEC (collectively, including all exhibits thereto, the “Parent SEC Reports”). All such Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended or supplemented, as of the date of such amendment or supplement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent that information contained in any Parent SEC Report has been revised or superseded by a Parent SEC Report filed as of a later date (but before the date of this Agreement) that is publicly available. No Parent Subsidiary is required to file any form, report or other document with the SEC.

(b)	Parent has timely filed and has delivered to the Company all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of Sarbanes-Oxley) with respect to any Parent SEC Report, and all such certifications were each true and correct when made. Parent has also delivered to the Company all comment letters received by Parent from the Staff of the SEC since January 1, 2002 and all responses to such comment letters by or behalf of Parent. Parent maintains disclosure controls and procedures as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning Parent and Parent Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC filings. As of the date hereof, Parent is not conducting or required to conduct any investigation as a result of any such report that, to Parent’s Knowledge, is reasonably likely to have a material effect on Parent’s past or future reported results of operation or financial position.

(c)	Since its effective date, Parent has been in compliance in all material respects with the applicable requirements of The Sarbanes-Oxley Act of 2002, as amended.

(d)	Parent is in compliance with the applicable listing rules of the Nasdaq National Market and has not received any notice from the Nasdaq National Market asserting any non-compliance with such rule which has not been resolved prior to the date of this Agreement.

4.8 Financial Statements; Liabilities.

(a)	The (i) audited consolidated financial statements of Parent included in Parent’s Annual Reports on Form 10-K for its fiscal years ended December 31, 2004 and December 31, 2003 (the “Parent 10-Ks”) and (ii) unaudited consolidated financial statements of Parent included in Parent’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005 and June 30, 2005 fairly present in all material respects in conformity with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with GAAP (except as may be indicated in the notes thereto), subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of notes, the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the respective periods then ended.

(b)	There are no liabilities of Parent or any Parent Subsidiary of any kind whatsoever, whether known or unknown, asserted or unasserted, accrued, contingent, absolute, determined, determinable or otherwise, in each case, other than:

(i)	liabilities or obligations disclosed or provided for in Parent’s consolidated balance sheet included in Parent’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005 (including the notes thereto, the “Parent Balance Sheet”);

(ii)	liabilities or obligations existing as of June 30, 2005 and not required to be disclosed or provided for in the Parent Balance Sheet;

(iii)	liabilities or obligations under this Agreement or incurred in connection with the Transactions;

(iv)	ordinary course obligations of Parent and its Subsidiaries incurred since June 30, 2005 under the agreements, contracts, leases, and licenses to which they are a party; and

(v)	other liabilities or obligations incurred since June 30, 2005 which, individually or in the aggregate, would not have a Parent Material Adverse Effect.

4.9 Other SEC Documents. Neither Form S-4, any other document required to be filed by Parent with the SEC in connection with the Transactions, nor any information supplied by or on behalf of Parent for inclusion or incorporation by reference in the Registration Statement will, at the respective times when the Registration Statement, Proxy Statement, any such other filings by Parent, or any amendments or supplements thereto are filed with the SEC or are first published, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Registration Statement or any other document required to be filed by Parent with the SEC, when filed with the SEC will comply in all material respects with the provisions of the applicable federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to statements made or incorporated by reference in any of the foregoing documents based on and in conformity with information supplied in writing by or on behalf of Company or any Company Subsidiary for inclusion or incorporation by reference therein.

4.10 Absence of Certain Changes. Since June 30, 2005 except as otherwise expressly contemplated by this Agreement, Parent and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been any damage, destruction, or other casualty loss (whether or not covered by insurance) or any action, event, occurrence, development, or state of circumstances or facts that, individually or in the aggregate, would have a Parent Material Adverse Effect.

4.11 Litigation. Except as individually or in the aggregate would not have a Parent Material Adverse Effect:

(a)	Except as set forth in Section 4.11 of the Parent Disclosure Schedule, there are no pending or, to the Knowledge of Parent, threatened Actions against Parent, Parent Subsidiaries, or any of their respective properties, assets, or businesses, or, to the Knowledge of Parent, any of Parent’s or any Parent Subsidiary’s current or former directors or officers (in their capacity as such) or any other person whom the Company or any Subsidiary has agreed to indemnify (that would or would reasonably be expected to give rise to the obligation of the Company to indemnify such person).

(b)	There are no outstanding orders, judgments, injunctions, awards, or decrees of any Governmental Authority against Parent, Parent Subsidiaries, any of their respective properties, assets or businesses, or, to the Knowledge of Parent, any of Parent’s or its Parent Subsidiaries’ current or former directors (in their capacity as such) or officers or any other person whom Parent or any Subsidiary has agreed to indemnify (that would give rise to the obligation of Parent to indemnify such person) except, in the case of (a) or (b) of this Section 4.11, as individually or in the aggregate would not have a Parent Material Adverse Effect.

4.12 Taxes. Except as set forth in Section 4.12 of the Parent Disclosure Schedule, and except insofar as the failure to do so, individually or in the aggregate, does not have a Parent Material Adverse Effect:

(a)	All income and other Tax Returns required to be filed by or with respect to Parent and the Parent Subsidiaries were timely filed. Such Tax Returns were complete and correct in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes owed by Parent and Parent Subsidiaries, whether or not shown on any Tax Return, were timely paid.

(b)	All Taxes required to be withheld by Parent and the Parent Subsidiaries were withheld and were paid over to the proper taxing authorities or applicable Governmental Authorities.

(c)	No extensions of time with respect to Taxes were filed and no waivers of any statute of limitation were made by Parent or the Parent Subsidiaries.

(d)	Parent and the Parent Subsidiaries have not received from any Tax authority or applicable Governmental Authority any written notice of the Tax authority or Governmental Authority’s (i) intent to audit their Tax Returns, (ii) request for information relating to Taxes, or (iii) notice of deficiency or proposed adjustment of any Tax.

(e)	No claim has been made by any Tax authority or applicable Governmental Authority in a state or locality where Parent does not file Tax Returns that Parent is or may be subject to Tax by such state or locality. No claim has been made by any Tax authority or applicable Governmental Authority in a state or locality where Parent Subsidiaries do not file Tax Returns that Parent Subsidiaries are or may be subject to Tax by such state or locality.

(f)	There are no liens for Taxes (other than Taxes not yet due and payable) upon assets of Parent or any Parent Subsidiary.

(g)	Neither Parent nor any Parent Subsidiaries has been a party to a Section 355 transaction that could give rise to a Tax liability pursuant to Section 355(e) of the Code. Neither the Parent nor any of the Parent Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock intended to qualify under Section 355 of the Code. Neither Parent nor any of Parent Subsidiaries have taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h)	Neither Parent nor any Parent Subsidiary has participated in any “Listed Transaction” as defined in the Treasury Regulations.

(i)	Parent has no plan or intention to liquidate the Merger Subsidiary following the Merger or to cause the Merger Subsidiary to sell or otherwise dispose of any assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code and the Treasury Regulations issued thereunder.

(j)	Following the Merger, Parent will cause the Merger Subsidiary to continue the Company’s historic business or to use a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Treasury Regulation section 1.368-1(d).

(k)	At the time of the Merger, Parent will own control of the Merger Subsidiary within the meaning of Section 368(c) of the Code. Following the Merger, the Merger Subsidiary has no plan or intention to issue additional shares that would result in Parent losing control of the Merger Subsidiary within the meaning of Section 368(c) of the Code.

(l)	Parent has no plan or intention to reacquire, and no person related to Parent within the meaning of Treasury Regulation section 1.368-1(e)(2) has a plan or intention to reacquire, any of the Parent stock issued in the Merger.

4.13 Compliance with Environmental Laws. Except as would not have a Parent Material Adverse Effect individually or in the aggregate, Parent and each of its Subsidiaries are in compliance with all applicable Environmental Laws.

4.14 Compliance with Applicable Laws; Permits. Except insofar as a failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect:

(a)	The Parent and the Parent Subsidiaries and their relevant personnel and operations are in compliance with all applicable Laws, including those relating to occupational health and safety. Neither Parent nor any Parent Subsidiary has received any written communication during the past three (3) years from a Governmental Authority that alleges that the Parent or a Parent Subsidiary is not in compliance in any material respect with any applicable Law.

(b)	The Parent and the Parent Subsidiaries have in effect all permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Authorities (collectively, “Parent Permits”), necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted; and there has occurred no violation of, default (with or without the lapse of time or the giving of notice, or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both any such Parent Permit. There is no event which would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Parent Permit.

4.15 Contracts. Each material lease, license, contract, agreement, or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties may be bound is valid, binding and enforceable and in full force and effect with respect to Parent or such Subsidiary, as the case may be, and, to the Knowledge of Parent, with respect to the other parties thereto, except where the failure thereof would not have a Parent Material Adverse Effect, and there are no existing defaults thereunder with respect to Parent or any of its Subsidiaries or, to the Knowledge of Parent, the other parties thereto, except for those defaults that would not have a Parent Material Adverse Effect.

4.16 Benefit Plans. Except where failure to do so, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, each Plan as defined in Section 3.15(a) maintained by Parent or any Subsidiary of Parent has been operated and administered in accordance with its terms and applicable law and the execution of this Agreement and the consummation of the Merger will not constitute an event under any Plan maintained by Parent or any Subsidiary of Parent that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligations to fund benefits with respect to any employee or former employee of Parent or Subsidiary of Parent.

4.17 Transactions with Affiliates. Except to the extent disclosed in the (i) Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, (ii) the proxy or information statements of Parent dated after or used after April 5, 2005, and before the date hereof, and (iii) all other reports, filings, registration statements, and other documents filed by Parent with the SEC after September 29, 2005 and before the date hereof, there have been no transactions, agreements, arrangements, or understandings before the date hereof between Parent or its Subsidiaries, on the one hand, and Affiliates of Parent, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

4.18 Intellectual Property.

(a)	Parent and its Subsidiaries own or have the right to use all Intellectual Property necessary to carry on their respective businesses as currently conducted, except where, individually or in the aggregate, such failure would not have a Parent Material Adverse Effect.

(b)	Neither Parent nor its Subsidiaries have received written notice from any third party regarding any actual or potential infringement or misappropriation, or other violations, by Parent or any of its Subsidiaries of any intellectual property of such third party.

(c)	(i) Neither Parent nor its Subsidiaries have received written notice from any third party regarding any assertion or claim challenging the validity of any Parent Intellectual Property, and (ii) to the Knowledge of Parent no third party is misappropriating, infringing, diluting, or violating any Parent Intellectual Property that is owned by Parent or that is material to Parent’s operations.

(d)	All of the issued or registered Intellectual Property owned by Parent or any of its Subsidiaries is held of record in the name of Parent or the applicable Subsidiary free and clear of all Liens, and is not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity.

4.19 Required Vote; Board Approval.

(a)	The affirmative vote of a majority of Parent’s Board of Directors is the only vote required to approve this Agreement and the Merger, assuming a quorum existed at the time of such vote (in accordance with the IBCL).

(b)	The Board of Directors of the Parent, at a meeting duly called and held, has unanimously (i) determined that the terms of the Merger are fair to and in the best interests of the stockholders of Parent, and thereby (ii) approved this Agreement, the Plan of Merger and the Transactions.

4.20 Title to Property. Except as reflected in Parent’s financial statements included in its Parent SEC Reports, each of Parent and its Subsidiaries has good, marketable and insurable title to all of its properties and assets, free and clear of all liens and encumbrances, other than Permitted Liens. All leases pursuant to which Parent or any Subsidiary leases from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to Parent’s Knowledge, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a material default).

4.21 Finders’ Fees. Except for Morgan Stanley, no investment banker, broker, finder, or other such intermediary has been retained by, or is authorized to act on behalf of, the Parent or any Parent Subsidiary or is entitled to any fee or commission from Parent or any of its Subsidiaries upon consummation of the Transactions.

4.22 Labor and Employment Matters. There are no controversies pending or, to the Knowledge of Parent, threatened between Parent or any Subsidiary and any of their respective employees, which controversies would, individually or in the aggregate, have a Parent Material Adverse Effect. As of the date hereof, there is no strike, slowdown, work stoppage or lockout, or, to the Knowledge of Parent, threat thereof, by or with respect to any employees of Parent or any Subsidiary.

4.23 Operations of Merger Subsidiary. Merger Subsidiary is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions. The Merger Subsidiary has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.24 Disclosure. No statement or description contained in this Agreement or in the Parent Disclosure Schedule contains any untrue statement of fact or omits to state a fact necessary in order to make the statements and descriptions contained herein or therein not misleading in any material respect.

Article 5. Conduct of Business by the Company Pending the Merger

5.1 The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement,

(a)	the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

(b)	the Company shall use commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the key current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

5.2 In addition, and without limiting the foregoing, except as expressly permitted by this Agreement, or as set forth in Section 5.1 of the Company Disclosure Statement, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

(a)	amend or otherwise change the Articles of Incorporation or Bylaws of the Company or any Company Subsidiary;

(b)	issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any Company Shares (except upon exercise of currently outstanding stock options) or of shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary, or (ii) any assets of the Company or any Company Subsidiary, except for (x) granting of Permitted Liens in the ordinary course of business and in a manner consistent with past practice, (y) for sales, pledges, disposals or encumbrances of assets not involving $100,000 in the aggregate, or (z) sales of assets in the ordinary course of business;

(c)	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Company’s capital stock, except for quarterly cash dividends with respect to the Company’s Shares not in excess of $0.11 per share, with usual declaration, record, and payment dates;

(d)	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Company’s capital stock;

(e)	(i) incur any indebtedness for borrowed money, except as may be permitted under existing Company or Company Subsidiary credit agreements, or guarantee any such indebtedness of another person (other than any such indebtedness or guarantees among the Company and the direct or indirect wholly owned Company Subsidiaries or among the direct and indirect wholly owned Company Subsidiaries), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another Person, or enter into any arrangement having the economic effect of any of the foregoing, except, for (A) short-term borrowings (I) incurred in the ordinary course of business consistent with past practice or (II) for working capital purposes, or (B) indebtedness incurred in connection with capital expenditures permitted by Section 5.2(f), or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned Company Subsidiary;

(f)	(i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, or (ii) authorize, or make any commitment with respect to, any capital expenditure other than those capital expenditures in an amount not in excess of $500,000 in the aggregate;

(g)	except in the ordinary course of business and consistent with past practices or as required by Law: (i) increase the compensation payable or to become payable or the benefits provided to its employees, directors, or officers, (ii) except as required by any existing agreement or Plan that has been disclosed in connection herewith, grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee, director, or officer, or (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or group of employees; provided, however, that notwithstanding Section 5.2(g)(i) above, executive officers who are parties to Executive Officer Agreements with the Company shall not be granted any increase in their base salary other than a cost of living increase of no more than three percent (3%).

(h)	except as required under any existing agreement that has been disclosed in connection herewith, exercise its discretion with respect to or otherwise voluntarily accelerate the vesting of any Company Stock Option or any other change of control payment or premium;

(i)	take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, except as required by GAAP or applicable Law;

(j)	except in the ordinary course of business and consistent with past practice, make, change or revoke any Tax election, settle or compromise any Tax liability, consent to any claim or assessment relating to an amount of Taxes or any waiver of the statute of limitations, change any method of Tax accounting or, file any amended Tax Return or claim for refund of material Taxes;

(k)	commence, settle, pay, discharge or satisfy any Actions, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000 in the aggregate, other than the payment, discharge or satisfaction of obligations other than Actions, in the ordinary course of business and consistent with past practice;

(l)	enter into, amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder, other than in the ordinary course of business and consistent with past practice;

(m)	fail to make in a timely manner any filings with the SEC required under the Securities Act, the Exchange Act, or the rules and regulations promulgated thereunder;

(n)	directly or indirectly, take, or propose to take, without the prior written consent of the Parent, any action with the intent to cause or which is reasonably likely to cause the Company’s representations and warranties in Article 3 to be untrue in any material respect; or

(o)	enter into any binding agreement or otherwise make a commitment, to do any of the foregoing.

Article 6. Additional Agreements

6.1 Registration Statement; Proxy Statement.

(a)	As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and cause to be filed with the SEC a Proxy Statement and proxy materials, and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement (the “Registration Statement”), in which the Proxy Statement will be included as a prospectus, with respect to the issuance of Parent Common Stock in the Merger. From and after all necessary SEC approvals, and after the Registration Statement has been declared effective, the Proxy Statement/Prospectus as defined below shall be sent to the Company’s stockholders, relating to the special meeting of the Company’s stockholders (the “Company Stockholders Meeting”) to be held to consider approval of this Agreement (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement/Prospectus”).

(b)	The Registration Statement and the Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Parent and the Company shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after the date hereof and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Proxy Statement/Prospectus or to the Registration Statement received from the SEC.

(c)	Parent shall provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement prior to filing the same with the SEC, and will promptly provide the Company with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement/Prospectus or to the Registration Statement shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided, however, that with respect to documents filed by a party which are incorporated by reference in the Registration Statement or Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party, its business, financial condition or results of operations or the transactions contemplated herein; and provided, further, that Company, in connection with any Change in the Company Recommendation (as defined in Section 6.2(a) and if permitted by Section 6.2(b)), may amend or supplement the Proxy Statement/Prospectus (including by incorporation by reference) pursuant to a Qualifying Amendment (as defined below) to effect such a Change in the Company Recommendation, and in such event this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations or the transactions contemplated thereby, and shall be subject to the right of each party to have its Board of Directors’ deliberations and conclusions accurately described.

(d)	A “Qualifying Amendment” means an amendment or supplement to the Proxy Statement/Prospectus or Registration Statement (including by incorporation by reference) to the extent it contains (i) a Change in the Company Recommendation, (ii) a statement of the reasons of the Board of Directors of the Company for making such a Change in the Company Recommendation, and (iii) additional information reasonably related to the foregoing.

(e)	As promptly as practicable after the Registration Statement on Form S-4 shall have become effective, the Company shall mail the Proxy Statement/Prospectus to its stockholders. Parent shall also take all reasonable actions (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in connection with the Merger, and the Company shall furnish Parent with all information concerning the Company and the holders of Company Shares as may be reasonably requested in connection with any such action.

(f)	Each party will advise the other, promptly after it has received notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of any Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement.

(g)	If at any time prior to the Effective Time any information relating to Parent or to the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the Company’s stockholders.

6.2 Company Stockholders Meeting.

(a)	The Company shall duly take all steps reasonably necessary to call, give notice of, convene and hold on a date as soon as reasonably practicable the Company Stockholders Meeting for the purpose of obtaining the Company stockholder approval with respect to the adoption of this Agreement, the Plan of Merger and the consummation of the Transaction, and shall take all steps reasonably necessary to solicit the adoption of this Agreement by the Company stockholders. The Board of Directors of the Company shall recommend adoption of this Agreement by the stockholders of the Company (the “Company Recommendation”), and the Board of Directors shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent such recommendation or take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such recommendation (collectively, a “Change in the Company Recommendation”).

(b)	Nothing set forth in Section 6.2(a) shall, however, be deemed to prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the Company Recommendation) of factual information regarding the business, financial condition or results of operations of Parent or the Company, or the fact that an Acquisition Proposal, within the meaning of Section 6.4(a), has been made, the identity of the party making such proposal or the material terms of such proposal; provided, however, that the Board of Directors of the Company does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent, its recommendation in the Registration Statement or the Proxy Statement/Prospectus, or otherwise, to the extent such other information, facts or terms is required to be disclosed under applicable law; and provided, further, that the Board of Directors of the Company may make a Change in the Company Recommendation pursuant to and if permitted by Section 6.4(b) and (c). For purposes of this Agreement, a Change in the Company Recommendation shall be deemed to include, without limitation, a recommendation by the Company Board of Directors of a third party “Superior Proposal” within the meaning of that term in Section 6.4(b) with respect to the Company.

6.3 Access to Information; Confidentiality.

(a)	Except as required pursuant to the Confidentiality Agreement to which Parent and the Company are parties, or pursuant to applicable Law, from the date of this Agreement until the Effective Time:

(i)	Company shall (and shall cause the Company Subsidiaries to): (y) provide to Parent and the officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, “Representatives”) of Parent access at reasonable times and upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof, including access to conduct any reasonable environmental assessments, and (z) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or its Representatives may reasonably request; and

(ii)	Parent shall (and shall cause the Parent Subsidiaries to): (y) provide to the Company and the Company’s Representatives access at reasonable times and upon prior notice to the officers, employees, agents, properties, offices and other facilities of Parent and the Parent Subsidiaries and to the books and records thereof, and (z) furnish promptly to the Company such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of Parent and the Parent Subsidiaries as Company or its representatives may reasonably request.

(b)	All information obtained by Parent or the Company pursuant to this Section 6.3 shall be kept confidential in accordance with the terms of the Confidentiality Agreement, dated January 13, 2005 between Parent and the Company (the “Confidentiality Agreement”).

(c)	No investigation pursuant to this Section 6.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

6.4 No Solicitation; Acquisition Proposal.

(a)	Company hereby represents and warrants to Parent that as of the date of this Agreement, (i) the Company has discontinued any prior discussions or negotiations with any third parties that may have preceded the execution of this Agreement, and (ii) there are and will be no continuing discussions or negotiations between Company and any such or other third parties, other than Parent, relating to any Acquisition Proposal, except as specifically permitted by Sections 6.4(b) and (c). For purposes of this Agreement, an “Acquisition Proposal” shall be deemed to include any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, or the purchase or sale of the consolidated assets (including, without limitation, the capital stock of any Subsidiaries) of the Company and its Subsidiaries, taken as a whole, having an aggregate value equal to 15% or more of the market capitalization of the Company, or any purchase or sale of, or tender or exchange offer for 15% or more of the equity securities of the Company, excluding any counteroffer or counter-proposal by Parent. Except as provided below in Section 6.4(b), the Company shall not, and it shall not authorize or permit any Company Subsidiary to, and it shall not authorize or permit its and the Company Subsidiaries’ agents, advisors and other representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any Company Subsidiary), to, directly or indirectly:

(i)	initiate, solicit (including by way of furnishing nonpublic information), encourage or knowingly facilitate or take any other action intended, or reasonably likely to facilitate or implement any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal,

(ii)	enter into or maintain or continue discussions or negotiations with any Person or entity in furtherance of such inquiries or to obtain a proposal or offer for an Acquisition Proposal,

(iii)	provide any Confidential Information or data to any Person relating to an actual or possible Acquisition Proposal,

(iv)	agree to, approve, endorse, recommend or accept any Acquisition Proposal or enter into any letter of intent, contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal, or

(v)	authorize or permit any of the officers, directors or employees of the Company or any of the Company Subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of the Company Subsidiaries, to take any such action.

The Company shall notify Parent as promptly as practicable (and in any event within two (2) days after an executive officer of the Company attains any knowledge thereof), first orally and promptly thereafter in writing, if any proposal or offer, or any inquiry or contact with or by any Person, regarding an Acquisition Proposal or possible Acquisition Proposal is made after the date hereof, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer, inquiry or contact. The Company shall provide Parent with not less than forty-eight (48) hours prior notice of any meeting of the Company Board at which the Company Board is expected to discuss any such Acquisition Proposal.

(b)	Notwithstanding anything in this Agreement to the contrary, the Company and the Company’s Board of Directors shall be permitted (i) to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to any Acquisition Proposal, (ii) to effect a Change in the Company Recommendation in conformity with Section 6.2(b), this Section 6.4(b) and Section 6.4(c), or (iii) to engage in discussions or negotiations with, or provide information to, any Person in respect to an unsolicited bona fide written Acquisition Proposal by any such Person, but if and only to the extent that: (A) with respect to the actions contemplated by clause (ii) of this Section 6.4(b), (x) such Change in the Company Recommendation is made pursuant to Sections 6.2(b), this Section 6.4(b) and Section 6.4(c), and (y) the Company has received an unsolicited bona fide written Acquisition Proposal from a third party and the Company’s Board of Directors concludes in good faith that such Acquisition Proposal constitutes a “Superior Proposal” (as defined below), or (B) in the case of clause (iii) of this Section 6.4(b), the Company’s Board of Directors, after consultation with its financial advisers and outside legal counsel, concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal could result in a Superior Proposal. Furthermore, in the case of clause (iii), prior to providing any further information or data to any Person, or entering into any discussions or negotiations with any Person, the Company shall promptly notify Parent of such inquiries, proposals, or offers from any such Person, or of any discussions or negotiations sought to be initiated, continued or resumed with any such Person, together with the material terms and conditions of any of such inquiries, proposals, discussions or offers. The Company agrees that it will thereafter promptly keep Parent informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations.

For purposes of this Agreement, a “Superior Proposal” means, with respect to the Company, a bona fide written proposal made by a third party which is (i) for a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (ii) for the acquisition, directly or indirectly, by such third party of beneficial ownership of 50% or more of the Company Shares, whether by merger, consolidation, share exchange, business combination, tender or exchange offer, or otherwise, and which is otherwise on terms which the Board of Directors of the Company in good faith concludes (after consultation with its financial advisors and outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, the third party making the proposal and any other proposal by Parent to amend the terms of this Agreement and the Merger, would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and, further, is reasonably capable of being completed as such.

(c)	Except as permitted by Section 6.4(b) and this Section 6.4(c), neither the Company Board nor any committee thereof shall make a Change in the Company Recommendation or approve or recommend, or cause or permit the Company to enter into any letter of intent, contract, agreement or obligation with respect to, any Acquisition Proposal. Notwithstanding the foregoing, if the Company Board determines, in its good faith judgment prior to the time of the Company Stockholders Meeting and after consultation with outside legal counsel and its financial advisor, that it is required to make a Change in the Company Recommendation, as permitted by the terms of Sections 6.2(b), Section 6.4(b) and this Section 6.4(c), and in order to comply with its fiduciary obligations to the Company and its stockholders under the VSCA, the Company Board may make a Change in the Company Recommendation.

6.5 Employee Benefits Matters.

(a)	Except as provided in Section 6(c), nothing contained herein shall be deemed to guarantee employment for any period of time or preclude the Surviving Corporation’s or Parent’s right to terminate any current Company employee, for any reason subsequent to the Effective Time.

(b)	Except as provided in Section 6(c), or as provided under the terms of any Company Plan, nothing contained herein shall be deemed to require Parent to either continue any particular Company Plan or compensation plan, program or arrangement, or to prevent the amendment, modification or termination thereof.

(c)	Parent and its Subsidiaries will honor the obligations of the Company or any of its Subsidiaries under the provisions of all Company Plans, provided that this provision shall not prevent Parent from amending, suspending or terminating any such Company Plan to the extent permitted under the respective terms of such Company Plan; provided, however, that nothing herein express or implied, is intended to or shall confer upon any other Person any other right, benefit or remedy of any nature whatsoever under or by reason of this provision. With respect to employees who are subject to collective bargaining agreements at the Effective Time, their terms of employment, compensation and benefits shall continue in effect in accordance with such applicable collective bargaining agreements.

6.6 Directors’ and Officers’ Indemnification and Insurance.

(a)	From and after the Effective Time, Parent shall cause the Surviving Corporation to honor all the Company’s obligations to indemnify the current or former directors or officers of the Company and its Subsidiaries (in all of their capacities), to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company or its Subsidiaries, for acts or omissions by such directors and officers occurring prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), whether pursuant to the Company’s Articles of Incorporation, Bylaws or by contract, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company’s Articles of Incorporation, Bylaws, and such contract from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

(b)	The Surviving Corporation shall maintain in effect for not less than six (6) years from the Effective Time, if available, the directors’ and officers’ liability insurance policies and, if in existence as of the Effective Time, any fiduciary liability insurance policies maintained by the Company; provided that Parent (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured with respect to claims arising from facts or events that occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); and provided, further, that Parent’s obligations hereunder shall be limited to maintaining such coverages only to the extent that the policy premiums therefor do not exceed, in any one policy year, an amount equal to 250% of the premium paid for each such policy for the policy year preceding the Effective Time (the “Maximum Premium Payment”), or such lesser coverages as the Maximum Premium Payment will purchase.

6.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which the notifying party determines could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, and (b) any failure of the Company, Parent or Merger Subsidiary, as the case may be, to comply with or satisfy, in any material respect, any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

6.8 Company Affiliates. Not less than 45 days prior to the Effective Time, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company’s judgment, on such date, affiliates (within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person being a “Company Affiliate”)) of the Company, and such list shall be updated as necessary to reflect changes from the date thereof. The Company shall provide Parent with such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall use commercially reasonable efforts to deliver or cause to be delivered to Parent, not less than 21 days prior to the Effective Time, an affiliate letter (the “Affiliate Agreement”) in the form attached hereto as Exhibit 6.8, executed by each of the Company Affiliates identified in the foregoing list and any person who shall, in the Company’s judgment, have become a Company Affiliate subsequent to the delivery of such list. Parent shall be entitled to place appropriate legends on the certificates evidencing the shares of Parent Common Stock to be received by Company Affiliates in the Merger reflecting the restrictions set forth in Rule 145 promulgated by the SEC and to issue appropriate stop transfer instructions to Parent’s transfer agent (provided that such legends and stop transfer instructions shall be removed one year after the Effective Time upon the request of any holder of shares of Parent Common Stock issued pursuant to the Merger if that person is no longer an Affiliate).

6.9 Section 16 Matters.

(a)	Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Shares (including derivative securities with respect to Company Shares) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Transactions contemplated by this Agreement, by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the January 12, 1999 No-Action Letter issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

(b)	Parent’s Board of Directors, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Exchange Act Rule 16b-3(d)) shall adopt a resolution in advance of the Effective Time confirming that, by operation of the Merger and automatically upon receipt by Company Insiders of Parent Common Stock in exchange for Company Shares, or of options to purchase Parent Common Stock upon assumption and conversion of Company Stock Options, in each case pursuant to the Transaction and to the extent such shares or securities are listed in the person’s Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act. For purposes hereof, “Section 16 Information” means information regarding “Company Insiders” (officers and directors who are subject to the reporting requirements of Section 16(a) of the Exchange Act) and the number of Company Shares or other Company equity securities deemed to be beneficially owned by each such person and expected to be exchanged for Parent Common Stock or options to purchase Parent Common Stock.

6.10 Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (a) make as soon as reasonably practicable its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions, and (b) use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger; provided that neither Merger Subsidiary nor Parent will be required by this Section 6.10 to take any action, including entering into any consent decree, or other arrangement, that (a) requires the divestiture of any assets of any of Merger Subsidiary, Parent or any of their respective subsidiaries, or (b) limits Parent’s freedom of action with respect to, or its ability to retain, any of Parent’s or its Affiliates’ assets or businesses. If, at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the parties shall cause their respective proper officers and directors to use their reasonable best efforts to take all such action.

6.11 Tax Treatment. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). From and after the date of this Agreement, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

6.12 Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

6.13 Consents of Accountants. Parent and the Company will each use all reasonable efforts to cause to be delivered to each other consents, if any, from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Registration Statement under the Securities Act.

6.14 NASDAQ Listing. Parent shall promptly prepare and submit to the NASDAQ stock market a listing application covering the Parent Common Stock to be issued in the Merger, and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject to official notice of issuance to NASDAQ and will not voluntarily withdraw such listings within three years of the Effective Date, and the Company shall cooperate with Parent with respect to such listing.

6.15 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable law or by NASDAQ requirements, each of Parent and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions.

6.16 Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except that if the Merger is consummated, the Surviving Corporation or its relevant Subsidiary shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company or its Subsidiaries. Expenses incurred in connection with the drafting, filing, printing and mailing of the Proxy Statement/Prospectus (other than legal and accounting fees incurred by Parent in connection with same) shall be paid by the Company, and Expenses incurred in connection with the drafting and filing of the Registration Statement (other than legal and accounting fees incurred by Company in connection with same) shall be paid by Parent. For purposes of this provision “Expenses” includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

Article 7. Conditions to the Merger

7.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a)	Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

(b)	Company Stockholder Approval. This Agreement shall have been approved by the requisite affirmative vote of the stockholders of the Company in accordance with the VSCA and the Company’s Articles of Incorporation.

(c)	No Injunctions or Restraints; Illegality. No Laws shall have been adopted or promulgated and no temporary restraining order, preliminary or permanent injunction or other order (“Order”) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, and subject to Section 6.10, the asserting party shall have used its reasonable best efforts in a manner consistent with this Agreement, including, without limitation, Section 6.10, to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such judgment that may be entered.

(d)	U.S. Antitrust Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and any investigation opened by reason of a second request for additional information or otherwise shall have been terminated or closed.

(e)	NASDAQ Listing. The Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(f)	Other Governmental and Regulatory Approvals. Other than the filing of the necessary Merger documents and filings pursuant to the HSR Act, all consents, clearances, approvals and actions of, filings with and notices to any governmental entity required of Parent, the Company or any of their Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the Merger, the issuance of Parent Common Stock required hereunder and the other transactions contemplated hereby, shall have been made and obtained, except for those the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

7.2 Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)	Representations and Warranties. Except for and excluding the representations and warranties set forth in Sections 3.2, 3.5 and 3.22, the representations and warranties of the Company contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Effective Time, with the same force and effect as if made as of the Effective Time (other than such representations and warranties as are made as of another date which shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitations or qualifications as to “materially”, including the word “material” or “Company Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a Company Material Adverse Effect. The representations and warranties set forth in Sections 3.2, 3.5 and 3.22 shall be true and correct, as written, when made and true and correct as of the Effective Time.

(b)	Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)	Officer Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by a duly authorized executive officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.2(a) and 7.2(b).

(d)	Consents. The consents, approvals and authorizations, if any, listed on Section 7.2(d) of the Parent Disclosure Schedule shall have been obtained.

(e)	Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall have been no event, change, effect, development, condition or occurrence that, individually or in the aggregate has had or could reasonably be expected to have a Company Material Adverse Effect.

(f)	Tax Opinion. Parent shall have received an opinion of counsel, in form and substance satisfactory to Parent, to the effect that, and based upon customary or reasonable representations and subject to customary or reasonable limitations and assumptions for United States federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and each of Parent, Merger Subsidiary and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The representations upon which the opinion is based shall be provided in representation letters signed and dated the date of such opinion by an authorized officer of the representing entity, and shall not have been withdrawn or modified in any material respect as of the Effective Time. In rendering such opinion, counsel may request and rely upon representations contained in certificates of officers of the Company, Parent, the Merger Subsidiary, and others, and the parties to this Agreement shall use their best efforts to make available such truthful certificates.

7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)	Representations and Warranties. The representations and warranties of Parent and Merger Subsidiary contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Effective Time, with the same force and effect as if made as of the Effective Time (other than such representations and warranties as are made as of another date which shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitations or qualification as to “materially”, including the word “material” or “Parent Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)	Agreements and Covenants. Parent and Merger Subsidiary shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time.

(c)	Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by a duly authorized executive officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.3(a) and 7.3(b).

(d)	Absence of Parent Material Adverse Effect. Since the date of this Agreement, there shall have been no event, change, effect, development, condition or occurrence that, individually or in the aggregate has had or could reasonably be expected to have a Parent Material Adverse Effect.

(e)	Tax Opinion. The Company shall have received an opinion of counsel, in form and substance satisfactory to the Company, to the effect that and based upon customary or reasonable representations and subject to customary or reasonable limitations and assumptions for United States federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, each of Parent, Merger Subsidiary and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, and such other tax aspects relating to the tax treatment of Company stockholders as the Company shall determine necessary, which opinion shall not have been withdrawn or modified in any material respect. The representations upon which the opinion is based shall be provided in representation letters signed and dated the date of such opinion by an appropriate officer of the representing entity, and shall not have been withdrawn or modified in any material respect as of the Effective Time. In rendering such opinion, counsel may request and rely upon representations contained in certificates of officers of the Company, Parent, the Merger Subsidiary, and others, and the parties to this Agreement shall use their best efforts to make available such truthful certificates.

Article 8. Termination, Amendment and Waiver

8.1 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the Company’s stockholders, as follows:

(a)	by mutual written consent of Parent, Merger Subsidiary, and the Company;

(b)	by either Parent or the Company if the Effective Time shall not have occurred on or before April 30, 2006 (“Outside Date,” which term shall include the date of any mutually agreed written extension thereof); provided, however, that if on the otherwise applicable Outside Date the conditions to Closing set forth in Sections 7.1(d) or (f) shall not have been fulfilled but all other conditions to Closing shall have occurred or shall be capable of being fulfilled, then the Termination Date shall be automatically extended to July 30, 2006 (the “Extended Outside Date”); and provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c)	by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(d)	by either Parent or the Company, if upon a vote thereon, consistent with Company’s obligations under Sections 6.2(b), 6.4(b) and 6.4(c), this Agreement shall fail to receive the requisite vote for approval at the Company Stockholders Meeting;

(e)	by Parent, upon a breach of one or more representations, warranties, covenants or agreements on the part of the Company set forth in this Agreement, or if one or more representations or warranties of the Company shall have become untrue, in either case such that, individually or in the aggregate, such breach or untruth has had or could reasonably be expected to have a Company Material Adverse Effect (“Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Company, Parent may not terminate this Agreement under this Section 8.1(e) for so long as the Company continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within forty-five (45) days after notice of such breach is provided by Parent to the Company;

(f)	by the Company, upon a breach of one or more representations, warranties, covenants or agreements on the part of Parent and Merger Subsidiary set forth in this Agreement, or if any one or more representations or warranties of Parent and Merger Subsidiary shall have become untrue, in either case such that, individually or in the aggregate, such breach or untruth has had or could reasonably be expected to have a Parent Material Adverse Effect (“Terminating Parent Breach”); provided, however, that, if such Terminating Parent Breach is curable by Parent and Merger Subsidiary, the Company may not terminate this Agreement under this Section 8.1(f) for so long as Parent and Merger Subsidiary continue to exercise their reasonable best efforts to cure such breach, unless such breach is not cured within forty-five (45) days after notice of such breach is provided by the Company to Parent;

(g)	by Parent, if (i) the Company’s Board of Directors shall have made a Change in the Company Recommendation, or (ii) the Company fails to call or hold the Company Stockholders Meeting within six (6) months of the date hereof (provided that if the Registration Statement shall not have become effective for purposes of the Federal securities laws by the date that is twenty (20) business days prior to the date that is five (5) months from the date hereof, then such six-month period shall be extended by the number of days that elapse from the end of the five-month period until the effective date of the Registration Statement;

(h)	by the Company, if (i) the Company’s Board of Directors authorizes the Company, subject to complying with the terms of Sections 6.2(b), 6.4(b) and 6.4(c) and related provisions of this Agreement, to enter into a binding written agreement concerning a Business Combination transaction that constitutes a Superior Proposal to the Company and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice and (ii) Parent does not make, within five (5) business days of receipt of the Company’s written notification of Company’s intention to enter into a binding agreement for such Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith and after consultation with its financial advisor and legal counsel, is at least as favorable to the Company’s stockholders as such Superior Proposal (it being understood that the Company shall not enter into such binding agreement during such five (5) day period).

8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) for Section 6.3(b), Section 6.16, this Section 8.2, Section 8.3 and Article 9, and (b) that nothing herein shall relieve any party from liability for any breach of any of its representations, warranties or covenants or for any failure to perform any of its agreements and obligations set forth herein prior to such termination.

8.3 Termination Fees and Expenses.

(a)	If this Agreement is terminated

(i)	by Parent, pursuant to Section 8.1(g)(i);

(ii)	by either Parent or the Company, if the Effective Time has not occurred or before the Outside Date or the Extended Outside Date, as contemplated by Section 8.1(b) (but only if, on or before the date this Agreement is terminated, an offer or proposal shall have been made for, or any announcement of any intention with respect to (including the filing of a statement of beneficial ownership on Schedule 13D discussing the possibility of or reserving the right to engage in) a transaction that would constitute a Business Combination, as defined in Section 8.3(b), involving the Company (whether or not such offer, proposal, announcement or agreement will have been rejected or withdrawn prior to the date this Agreement is terminated));

(iii)	by Parent or the Company, if, pursuant to and in accordance with the requirements of Section 8.1(d), the Merger shall have failed to receive the requisite vote of approval at the Company Stockholders Meeting (but only if, on or before the date this Agreement is terminated, an offer or proposal shall have been made for, or any announcement of any intention with respect to (including the filing of a statement of beneficial ownership on Schedule 13D discussing the possibility of or reserving the right to engage in) a transaction that would constitute a Business Combination, as defined in Section 8.3(b), involving the Company (whether or not such offer, proposal, announcement or agreement will have been rejected or withdrawn prior to the date this Agreement is terminated));

(iv)	By Parent, if, pursuant to and in accordance with the provisions of Section 8.1(g)(ii), the Company fails to call or hold the Company Stockholders Meeting within the time described in such Section 8.1(g)(ii) (but only if, on or before the date this Agreement is terminated, an offer or proposal shall have been made for, or any announcement of any intention with respect to (including the filing of a statement of beneficial ownership on Schedule 13D discussing the possibility of or reserving the right to engage in) a transaction that would constitute a Business Combination, as defined in Section 8.3(b), involving the Company (whether or not such offer, proposal, announcement or agreement will have been rejected or withdrawn prior to the date this Agreement is terminated)); and

(v)	by the Company, pursuant to Section 8.1(h),

then (A) in the case of termination pursuant to Sections 8.3(a)(i), (a)(ii), (a)(iii) and (a)(iv) if within twelve (12) months of termination of this Agreement the Company enters into a definitive agreement with any Person (other than Parent or any of Parent’s Affiliates) with respect to a Business Combination, or in the event that any Business Combination with respect to the Company is consummated, the Company shall pay to Parent, not later than three (3) business days after the Company enters into a definitive agreement with any such Person, a termination fee equal to $7,500,000, together with Parent’s expenses related to the proposed transaction in an amount not to exceed $1,000,000 (the “Termination Fee”), and (B) in the case of a termination pursuant to Section 8.3(a)(v), the Company shall pay the Termination Fee to Parent at or prior to such termination.

(b)	For purposes of Section 8.3(a), the term “Business Combination” means, with respect to the Company (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company as a result of which either (A) the Company’s stockholders prior to such transaction (by virtue of their ownership of such party’s shares) in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting in such transaction (or the ultimate parent entity thereof), or (B) the individuals comprising the Company’s Board of Directors prior to such transaction do not constitute a majority of the Board of Directors of such ultimate parent entity, (ii) a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, directly or indirectly, by a Person of beneficial ownership of 50% or more of the Company Shares, whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise (other than a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction upon the consummation of which the Company’s stockholders would in the aggregate beneficially own greater than 50% of the voting securities of such Person).

8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

8.5 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article 9. General Provisions

9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1 (except as provided in Section 8.2), as the case may be, except that the agreements set forth in Articles 1 and 2 and Sections 6.3(b), 6.5, 6.6, 6.9 and 6.11 and this Article 9 shall survive the Effective Time.

9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

If to Parent or Merger Subsidiary:	Steel Dynamics, Inc. 6714 Pointe Inverness Way, Suite 200 Fort Wayne, Indiana 46804 ATTN: Keith Busse

With a copy to:	Barrett & McNagny, LLP 215 E. Berry Street Fort Wayne, IN 46802 ATTN: Robert S. Walters

If to the Company:	Roanoke Electric Steel Corporation P.O. Box 13948 Roanoke, VA 24038-3948 ATTN: Donald G. Smith

With a copy to:	Roanoke Electric Steel Corporation P.O. Box 13948 Roanoke, VA 24038-3948 ATTN: William Watson

9.3 Certain Definitions. For purposes of this Agreement:

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Beneficial Owner,” with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

“Company Board” means the board of directors of the Company.

“Company Disclosure Schedule” means the written disclosure schedule delivered by the Company to Parent and Merger Subsidiary prior to the execution of this Agreement, which schedule sets forth, with respect to each item disclosed therein, the specified section of Article 3 to which such item relates.

“Company Material Adverse Effect” means any change, event, circumstance or effect shall have occurred that, when taken together with all other adverse changes, events, circumstances or effects that have occurred, (i) is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including contingent liabilities) of the Company and the Subsidiaries taken as a whole or (ii) prevents or materially delays the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated herein, except, in the case of (i) above, to the extent resulting from (A) any changes in general United States or global economic conditions or any changes in the industry in which the Company operates; provided that any such changes do not adversely affect in a materially disproportionate manner the Company and the Subsidiaries taken as a whole as compared to similarly situated businesses; (B) any changes to financial or securities markets (including any disruption thereof and any decline in the price of any security, including the Company Shares, or market index, in each case, in and of itself); provided that any such change does not adversely affect in a materially disproportionate manner the Company and the Subsidiaries taken as a whole as compared to similarly situated businesses; (C) any changes, events, circumstances or effects resulting from entering into this Agreement or the announcement thereof or the pendency or consummation of the transactions contemplated hereby, including any changes relating to the workforce of the Company and its Subsidiaries; and (D) any changes in applicable Law or GAAP or the interpretation thereof after the date of this Agreement; provided that any such change does not adversely affect in a materially disproportionate manner the Company and the Subsidiaries taken as a whole as compared to similarly situated businesses.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or credit arrangement or otherwise.

“Environment” means any land, soil, substrata, groundwater, surface water, drinking water, sediment, air, or terrestrial or aquatic biota.

“Environmental Claim” means any and all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Substances.

“Environmental Laws” means any United States federal, state or local or non-United States laws (including common law), ordinances, regulations, rules, codes, orders or other requirements of law relating to (i) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances, (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances, (iii) pollution or protection of the Environment, health, safety or natural resources, (iv) exposure to Hazardous Substances or (v) natural resource damages.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Hazardous Substances” means (i) those substances, chemicals, materials or wastes defined in or regulated under the following United States federal statutes and their state and non-United States counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) polychlorinated biphenyls, asbestos, radon, lead and mold, (v) any other contaminant and (vi) any substance, chemical, material or waste regulated pursuant to, or with respect to which liability may be imposed under, any Environmental Law.

“Intellectual Property” means (i) United States, non-United States and international patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof and (iv) confidential and proprietary information, including trade secrets and know-how.

“Knowledge of the Company” or words to that effect means the actual knowledge of Donald Smith, Timothy R. Duke, T. Joe Crawford, Mark Meikle, William Watson and Donald Higgins, and, solely with respect to Sections 3.13 and 3.21, Bruce Groff.

“Knowledge of Parent” or words to that effect means the actual knowledge of Keith E. Busse, Gary Heasley, Mark Millett and Richard Teets, Jr.

“Lien” means any mortgage, lien, pledge, charge, claim, security interest, or encumbrance of any kind; provided, however, that the term “Lien” shall not include (i) liens for water and sewer charges and current taxes, assessments and other governmental levies, fees or charges not yet due and payable or being contested in good faith (for which adequate reserves have been reflected on the Company’s financial statements), (ii) mechanics, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, and similar liens, and (iii) purchase money liens and liens securing rental payments under capital lease arrangements.

“Parent Disclosure Schedule” means the written disclosure schedule delivered by the Parent to the Company prior the execution of this Agreement, which schedule sets forth, with respect to each item disclosed therein, the specified section of Article 4 to which such item relates.

“Parent Material Adverse Effect” means any change, event, circumstance or effect shall have occurred or been threatened that, when taken together with all other adverse changes, events, circumstances or effects that have occurred or been threatened, (i) is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including contingent liabilities) of the Parent and the Subsidiaries taken as a whole or (ii) prevents or materially delays the performance by the Parent of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated herein, except, in the case of (i) above, to the extent resulting from (A) any changes in general United States or global economic conditions or any changes in the industry in which the Parent operates; provided that any such changes do not adversely affect in a materially disproportionate manner the Parent and the Parent Subsidiaries taken as a whole as compared to similarly situated businesses; (B) any changes to financial or securities markets (including any disruption thereof and any decline in the price of any security, including the Parent Stock, or market index, in each case, in and of itself); provided that any such change does not adversely affect in materially disproportionate manner the Parent and the Subsidiaries taken as a whole as compared to similarly situated businesses; (C) any changes, events, circumstances or effects resulting from entering into this Agreement or the announcement thereof or the pendency or consummation of the transactions contemplated hereby, including any changes relating to the workforce of the Parent and its Subsidiaries; and (D) any changes in applicable Law or GAAP or the interpretation thereof after the date of this Agreement; provided that any such change does not adversely affect in a materially disproportionate manner the Parent and the Subsidiaries taken as a whole as compared to similarly situated businesses.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, trust, association, other entity, or government, political subdivision, agency or instrumentality of a government.

“Reference Date” means October 3, 2005.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

“Remedial Action” means all action to (i) clean up, remove, treat or handle in any other way Hazardous Substances in the Environment, (ii) restore or reclaim the Environment or natural resources, (iii) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or the Environment or (iv) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring on, about or in any real property.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Taxes” shall mean (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of like kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs and similar charges, (b) any liability for the payment of any Tax as a result of membership in any affiliated, consolidated, combined or unitary group of corporations of which the Company or any Company Subsidiary is or has been a member and (c) any transferee or secondary liability in respect of any Tax (whether imposed by Law or contractual arrangement).

“Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to, filed or required to be filed with any taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

For the avoidance of doubt, the termination of this Agreement will not affect parties relative rights and obligations under the Confidentiality Agreement.

9.5 Entire Agreement; Assignment; No Third Party Beneficiaries. This Agreement (including the Schedules and Exhibits hereto) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Merger Subsidiary may assign all or any of its rights and obligations hereunder to any affiliate of Parent controlled by Parent; provided that such assignment does not adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Code or the ability of Parent and the Company to receive the opinions described in Sections 7.2(f) and 7.3(e); and provided further, that no such assignment shall relieve the Party and the Merger Subsidiary of their obligations hereunder if such assignee does not perform such obligations. This Agreement shall be binding and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.6 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

9.6 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to choice of law principles thereof), other than those provisions set forth herein that are required to be governed by the VSCA and the IBCL.

9.8 Submission to Jurisdiction; Waivers. Each of Parent and the Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the state or federal courts of either

Virginia or Indiana, and each of Parent and Company hereby irrevocably submits with regard to any such action or proceeding, for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Parent and Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in a convenient forum) (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Parent, Merger Subsidiary and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Steel Dynamics, Inc.

By:	/s/ Keith E. Busse
Keith E. Busse, President and
Chief Executive Officer

RS Acquisition Corporation

By:	/s/ Keith E. Busse
Keith E. Busse, President

Roanoke Electric Steel Corporation

By:	/s/ Donald G. Smith
Donald G. Smith, Chairman and
Chief Executive Officer

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